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The Charles Schwab Corporation

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THE CHARLES SCHWAB CORPORATION

2009 Proxy Statement

March 30, 2009

Dear Fellow Stockholders,

We cordially invite you to attend our 2009 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 14, 2009, at 2:00 p.m., Pacific Time. The live webcast of the annual meeting will be at www.schwabevents.com, or you may attend in person at 211 Main Street, San Francisco, California. If you plan to attend the meeting in person, please follow the advance registration instructions as outlined in this proxy statement.

At the meeting we will:

•	elect three directors for three-year terms,

•	vote on three stockholder proposals, and

•	consider any other business properly coming before the meeting.

We also will report on our corporate performance in 2008 and answer your questions. We look forward to your participation.

Sincerely,

CHARLES R. SCHWAB	WALTER W. BETTINGER II
CHAIRMAN	PRESIDENT AND CHIEF EXECUTIVE OFFICER

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NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

The 2009 Annual Meeting of Stockholders of The Charles Schwab Corporation will be held on Thursday, May 14, 2009, at 2:00 p.m., Pacific Time, at 211 Main Street, San Francisco, California, to conduct the following items of business:

•	elect three directors for three-year terms,

•	vote on three stockholder proposals, and

•	consider any other business properly coming before the meeting.

Stockholders who owned shares of our common stock at the close of business on March 16, 2009 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. A complete list of registered stockholders will be available prior to the meeting at our principal executive offices at 120 Kearny Street, San Francisco, California 94108.

By Order of the Board of Directors,

CARRIE E. DWYER

EXECUTIVE VICE PRESIDENT,

GENERAL COUNSEL AND

CORPORATE SECRETARY

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PROPOSAL FOR WHICH WE REQUEST YOUR VOTE

The company’s Board of Directors is sending these proxy materials to you on or about March 30, 2009. Stockholders who owned the company’s common stock at the close of business on March 16, 2009 may attend and vote at the annual meeting. Each share is entitled to one vote. There were 1,158,323,238 shares of common stock outstanding on March 16, 2009.

PROPOSAL FOR WHICH WE REQUEST YOUR VOTE

We recommend that you vote for the election of three directors for three-year terms.

ELECTION OF DIRECTORS

Nominees for directors this year are:

•	Nancy H. Bechtle

•	Walter W. Bettinger II

•	C. Preston Butcher

Each nominee is presently a director of the company and has consented to serve a three-year term. Biographical information about each of the nominees is contained in the following section.

THE BOARD OF DIRECTORS

MEMBERS OF THE BOARD OF DIRECTORS

WILLIAM F. ALDINGER III

DIRECTOR SINCE 2005

Mr. Aldinger, age 61, served as Chairman, President and Chief Executive Officer of Capmark Financial Group Inc., a financial services company, from 2006 until December 2008. Prior to joining Capmark, he was the Chairman and Chief Executive Officer of HSBC North America Inc., a financial services company, from 2003 until 2005. Mr. Aldinger also served as Chairman and Chief Executive Officer of Household International, Inc. (now HSBC Finance Corporation) from 1994 until 2005. Mr. Aldinger is a director of Illinois Tool Works, Inc., a developer and processor of engineered components, industrial systems and consumables; AT&T Inc., a voice, video and data communications company; and KKR Financial Corp., a specialty finance company. Mr. Aldinger’s term expires in 2010.

NANCY H. BECHTLE

DIRECTOR SINCE 1992

Ms. Bechtle, age 71, served as President and Chief Executive Officer of the San Francisco Symphony from 1987 until 2001 and has served as a member of the San Francisco Symphony Board of Governors since 1984. She was a director and Chief Financial Officer of J.R. Bechtle & Co., an international consulting firm, from 1979 to 1998. Ms. Bechtle has served as Chairman and a director of Sugar Bowl Ski Corporation since 1998. She was appointed a director of the Presidio Trust in January 2008. She also served as a director of the National Park Foundation from 2002 until January 2008 and was its Vice Chairman from 2005 until 2008. Ms. Bechtle is a nominee for election this year.

WALTER W. BETTINGER II

DIRECTOR SINCE 2008

Mr. Bettinger, age 48, was named President and Chief Executive Officer of The Charles Schwab Corporation and a member of the Board of Directors effective October 2008. He also serves on the Board of Directors of Charles Schwab & Co., Inc. and Charles Schwab Bank, and as a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust and Schwab Annuity Portfolios, all registered investment companies. Prior to assuming his current role, he served as President and Chief Operating Officer of the company. He also served as Executive Vice President and President – Schwab Investor Services from 2005 until 2007, Executive Vice President and Chief Operating Officer – Individual Investor Enterprise from 2004 until 2005, and Executive Vice President – Corporate Services from 2002 until 2004. Mr. Bettinger joined the company in 1995. He is a nominee for election this year.

C. PRESTON BUTCHER

DIRECTOR SINCE 1988

Mr. Butcher, age 70, has been Chairman and Chief Executive Officer of Legacy Partners (formerly Lincoln Property Company N.C., Inc.), a real estate development and management firm, since 1998. Mr. Butcher served as President, Chief Executive Officer and Regional Partner of Lincoln Property Company N.C., Inc. from 1967 until 1998. He is a director of Northstar Realty Finance Corp. Mr. Butcher is a nominee for election this year.

DONALD G. FISHER

DIRECTOR SINCE 1988

Mr. Fisher, age 80, is the founder of Gap Inc., an international specialty retail clothing chain. He is Chairman Emeritus and a director of Gap Inc. He also was Chief Executive Officer of Gap Inc. from 1969 to 1995. His term expires in 2010.

THE BOARD OF DIRECTORS

FRANK C. HERRINGER

DIRECTOR SINCE 1996

Mr. Herringer, age 66, has been Chairman of the Board of Transamerica Corporation, a financial services company, since 1996. He served as Chief Executive Officer of Transamerica from 1991 to 1999 and President from 1986 to 1999, when Transamerica was acquired by AEGON N.V. From the date of the acquisition until 2000, Mr. Herringer served on the Executive Board of AEGON N.V. and as Chairman of the Board of AEGON USA, Inc. Mr. Herringer is also a director of AEGON U.S. Corporation, the holding company for AEGON N.V.’s operations in the United States; Amgen Inc., a biotechnology company; Safeway, Inc., a food and drug retailer; and Cardax Pharmaceuticals, a biotechnology company. Mr. Herringer’s term expires in 2011.

STEPHEN T. MCLIN

DIRECTOR SINCE 1988

Mr. McLin, age 62, has been Chairman and Chief Executive Officer of STM Holdings LLC, which offers merger and acquisition advice, since 1998. From 1987 until 1998, he was President and Chief Executive Officer of America First Financial Corporation, a finance and investment banking firm, and parent of EurekaBank. Before that, he was an Executive Vice President of Bank of America. Mr. McLin is an advisory director of Headwaters MB, a merchant bank, and Financial Technology Ventures, a private equity fund. Mr. McLin’s term expires in 2011.

CHARLES R. SCHWAB

DIRECTOR SINCE 1986

Mr. Schwab, age 71, has been Chairman and a director of The Charles Schwab Corporation since its incorporation in 1986. Mr. Schwab served as Chief Executive Officer of the company from 1986 to 1997 and from 2004 until October 2008. He served as Co-Chief Executive Officer of the company from 1998 to 2003. Mr. Schwab was a founder of Charles Schwab & Co., Inc. in 1971, has been its Chairman since 1978, and served as its Chief Executive Officer from 2004 until October 2008. Mr. Schwab is Chairman of Charles Schwab Bank and Chairman and trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust and Schwab Annuity Portfolios, all registered investment companies. Mr. Schwab’s term expires in 2011.

PAULA A. SNEED

DIRECTOR SINCE 2002

Ms. Sneed, age 61, is Chairman and Chief Executive Officer of Phelps Prescott Group, LLC, a strategy and management consulting firm. She served as Executive Vice President, Global Marketing Resources and Initiatives, of Kraft Foods, Inc., a global food and beverage company from 2005 until her retirement in 2006; Senior Vice President, Global Marketing Resources and Initiatives from 2004 to 2005; and Group Vice President and President of E-Commerce and Marketing Services for Kraft Foods North America, part of Kraft Foods, Inc., from 2000 until 2004. She joined General Foods Corporation (which later merged with Kraft Foods) in 1977 and held a variety of management positions. Ms. Sneed is a director of Airgas, Inc., a national distributor of industrial, medical and specialty gases and related equipment, and Tyco Electronics, a manufacturer of engineered electronic components, network solutions, wireless systems and telecommunications systems. Ms. Sneed’s term expires in 2010.

THE BOARD OF DIRECTORS

ROGER O. WALTHER

DIRECTOR SINCE 1989

Mr. Walther, age 73, has served as Chairman and Chief Executive Officer of Tusker Corporation, a real estate and business management company, since 1997. He served as Chairman and Chief Executive Officer of ELS Educational Services, Inc., a provider in the United States and internationally of courses in English as a second language, between 1992 and 1997. Mr. Walther was President, Chief Executive Officer and a director of AIFS, Inc., which designs and markets educational and cultural programs internationally, from 1964 to 1993. Mr. Walther served as Chairman and a director of First Republic Bank from 1985 until 2007. Mr. Walther’s term expires in 2011.

ROBERT N. WILSON

DIRECTOR SINCE 2003

Mr. Wilson, age 68, is Chairman of Still River Systems, a medical device company. Mr. Wilson was Chairman of Caxton Health Holdings, LLC, a healthcare-focused investment firm, from 2004 through 2007, and was Vice Chairman of the board of directors of Johnson & Johnson, a manufacturer of health care products, from 1989 until 2003. Mr. Wilson joined Johnson & Johnson in 1964. Mr. Wilson is also a director of Hess Corporation, an integrated oil and gas company, and Synta Pharmaceuticals Corporation, a bio-pharmaceutical company. Mr. Wilson’s term expires in 2011.

DIRECTOR INDEPENDENCE

We have considered the independence of each member of the board in accordance with the Nasdaq Stock Market corporate governance rules. We have determined that the following directors are independent: William F. Aldinger III, Nancy H. Bechtle, C. Preston Butcher, Donald G. Fisher, Frank C. Herringer, Stephen T. McLin, Paula A. Sneed, Roger O. Walther, and Robert N. Wilson.

In determining independence, the Board of Directors considers broadly all relevant facts and circumstances regarding a director’s relationships with the company. All non-employee directors receive compensation from the company for their service as a director, as disclosed in the section “Compensation Information – Director Compensation,” and are entitled to receive reimbursement for their expenses in traveling to and participating in board meetings. As disclosed in the “Transactions with Related Persons” section of this proxy statement, some directors and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit, or other extensions of credit. These transactions with directors and their affiliates are made in the ordinary course of business and to the extent permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

In addition to the relationships outlined above, the board considered the following types of relationships for the following directors:

•

William F. Aldinger III: The director serves as a director of another company that provided telecommunications services to the company in the ordinary course of business through usual trade terms or competitive bids.

•	Nancy H. Bechtle: The director serves as a director of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Donald G. Fisher: The director serves as a director of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Stephen T. McLin: The director’s son is employed by the company in a non-executive officer, non-managerial capacity.

THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE INFORMATION

The authorized number of directors is currently eleven and the company has eleven directors. Three directors are nominees for election this year and eight directors will continue to serve the terms described in their biographies.

Directors currently serve staggered terms. Each director who is elected at an annual meeting of stockholders serves a three-year term, and the directors are divided into three classes.

The board held seven regular meetings in 2008. Each director attended at least 75% of all board and applicable committee meetings during 2008. Non-management directors meet regularly in executive session. The chairman of the Nominating and Corporate Governance Committee presides over the executive sessions of non-management directors. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. In 2008, ten directors attended the annual meeting.

We have an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of these committees is composed entirely of “independent directors” as determined by the Board of Directors in accordance with Nasdaq Stock Market listing standards. In addition to those standing committees, the board may from time to time establish ad hoc committees to assist in various matters.

The Audit Committee held nine meetings in 2008 and is composed of the following members: Stephen T. McLin (Chairman), William F. Aldinger III, C. Preston Butcher, and Donald G. Fisher. None of the directors on the Audit Committee is or has been an employee of The Charles Schwab Corporation or any of its subsidiaries. None of the Audit Committee members simultaneously serves on the audit committees of more than three public companies, including ours. All of the members of the Audit Committee are able to read and understand fundamental financial statements, including the company’s balance sheet, income statement, and cash flow statement. The board has determined that William F. Aldinger III and Stephen T. McLin are Audit Committee financial experts.

The Audit Committee:

•	reviews and discusses with management and the independent auditors the company’s annual and quarterly financial statements and the integrity of the financial reporting process,

•	reviews the qualifications and independence of the independent auditors and performance of the company’s internal and independent auditors,

•	reviews reports from management regarding major risk exposures and steps management has taken to address such exposures, and

•	reviews compliance with legal and regulatory requirements.

The Compensation Committee held six meetings in 2008 and is composed of the following members: Roger O. Walther (Chairman), Nancy H. Bechtle, Frank C. Herringer, Paula A. Sneed, and Robert N. Wilson. The Compensation Committee:

•	annually reviews and approves corporate goals and objectives relating to compensation of executive officers and other senior officers,

•	evaluates the performance of executive officers and other senior officers and determines their compensation levels,

•	reviews and approves compensatory arrangements for executive officers and other senior officers, and

•	approves long-term awards for executive officers and other senior officers.

The Nominating and Corporate Governance Committee held two meetings in 2008 and is composed of the following members: Frank C. Herringer (Chairman), William F. Aldinger III, Nancy H. Bechtle, C. Preston

THE BOARD OF DIRECTORS

Butcher, Donald G. Fisher, Stephen T. McLin, Paula A. Sneed, Roger O. Walther, and Robert N. Wilson. The Nominating and Corporate Governance Committee:

•	identifies and evaluates individuals qualified to serve on the board,

•	recommends nominees to fill vacancies on the board and each board committee and recommends a slate of nominees for election or re-election as directors by the stockholders,

•	makes recommendations regarding succession planning for the Chief Executive Officer and executive management, and

•	assesses the performance of the board and its committees and recommends corporate governance principles for adoption by the board.

The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee have written charters. You may find a copy of these charters, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, on the company’s website at www.aboutschwab.com/governance. You also may obtain a paper copy of these items, without charge, from:

Assistant Corporate Secretary

The Charles Schwab Corporation

Mailstop SF120KNY-04

101 Montgomery Street

San Francisco, California 94104

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has been an officer or employee of the company or any of its subsidiaries. There were no Compensation Committee interlocks as defined under Securities and Exchange Commission rules during 2008.

DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee recommended all of the nominees for election included in this year’s proxy statement.

The Nominating and Corporate Governance Committee has a policy to consider candidates recommended by stockholders. The policy provides that stockholder recommendations must be in writing and include the following information: (i) the name, address and contact information of the recommending stockholder; (ii) proof of the stockholder’s share ownership; (iii) a resume or statement of the candidate’s qualifications; and (iv) a statement of the stockholder’s relationship with the proposed candidate or interest in the proposed candidacy. The written recommendation must be addressed to the Assistant Corporate Secretary at the address provided in the “Corporate Governance Information” section of this proxy statement.

Director Qualifications

The qualifications for directors are described in our Corporate Governance Guidelines, which are available on the company’s website. In addition, the committee believes that the following specific, minimum qualifications must be met by a nominee for the position of director:

•	the ability to work together with other directors, with full and open discussion and debate as an effective group,

•

current knowledge and experience in the company’s business or operations, or contacts in the community in which the company does business and in the industries relevant to the company’s business, or substantial business, financial or industry-related experience, and

•	the willingness and ability to devote adequate time to the company’s business.

THE BOARD OF DIRECTORS

The committee also considers the following qualities and skills when making its determination whether a nominee is qualified for the position of director:

•	relationships that may affect the independence of the director or conflicts of interest that may affect the director’s ability to discharge his or her duties,

•	diversity of experience and background, including the need for financial, business, academic, public sector and other expertise on the board or board committees, and

•	the fit of the individual’s skills and experience with those of the other directors and potential directors in comparison to the needs of the company.

When evaluating a candidate for nomination, the committee does not assign specific weight to any of these factors or believe that all of the criteria necessarily apply to every candidate.

Identifying and Evaluating Candidates for Director

The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of board members in the context of the current composition of the board. Candidates considered for nomination to the Board of Directors may come from several sources, including current and former directors, professional search firms and stockholder recommendations. Nominees for director are evaluated, in consultation with the company’s Chairman, by the committee, which may retain the services of a professional search firm to assist it in identifying or evaluating potential candidates.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

If you wish to communicate with the board, the chairman of the Nominating and Corporate Governance Committee, or with the independent directors as a group, you may send your communication in writing to the Assistant Corporate Secretary at the address provided in the “Corporate Governance Information”

section of this proxy statement. You must include your name and address in the written communication and indicate whether you are a stockholder of the company.

The Assistant Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. The Assistant Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the company for resolution. In such cases, the Assistant Corporate Secretary will retain a copy of such communication for review by any director upon his or her request.

AUDITOR SELECTION AND FEES

Auditor Selection

The Audit Committee has selected Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu (collectively referred to as Deloitte) as the company’s independent registered public accounting firm for the 2009 fiscal year. Deloitte has served in this capacity since the company’s inception. We expect representatives of Deloitte to attend the annual meeting of stockholders, where they will respond to appropriate questions from stockholders and have the opportunity to make a statement.

Audit Fees

The aggregate fees for professional services billed by Deloitte in connection with their audits of the consolidated annual financial statements and management’s assessment of the effectiveness of internal control over financial reporting, and reviews of the consolidated financial statements included in quarterly reports on Form 10-Q were:

Fiscal year ended December 31:

2008	$4.5 million

2007	$4.6 million

THE BOARD OF DIRECTORS

Audit-Related Fees

“Audit-Related” fees include assurance and related services, such as reports on internal controls, review of Securities and Exchange Commission filings, merger and acquisition due diligence and related services. The aggregate fees billed by Deloitte for such services were:

Fiscal year ended December 31:

2008	$1.4 million

2007	$1.3 million

Tax Fees

The Audit Committee has limited tax services by Deloitte to tax return review, preparation and compliance. The aggregate fees billed by Deloitte for these services were:

Fiscal year ended December 31:

2008	$0.1 million

2007	$0.1 million

All Other Fees

All other services represent fees not included in “audit fees,” “audit-related fees,” and “tax fees.” The aggregate fees billed by Deloitte for these services were:

Fiscal year ended December 31:

2008	None

2007	None

In addition to the services listed above, Deloitte provides audit services to certain unconsolidated affiliated mutual funds and foundations. The fees for such audit services are included in the expenses of the mutual funds and foundations and borne by the stockholders of the funds and foundations. Amounts billed by Deloitte for these services were $0.1 million and $0.2 million in 2008 and 2007, respectively. These amounts are not included in the expenses of The Charles Schwab Corporation.

Non-Audit Services Policies and Procedures

The Audit Committee has adopted a policy regarding non-audit services performed by Deloitte. The Audit Committee’s policy prohibits engaging Deloitte to perform the following non-audit services:

•	any contingent fee arrangement,

•	bookkeeping or other services relating to accounting records or financial statements,

•	broker-dealer services,

•	actuarial services,

•	management and human resource functions, including executive search services,

•	legal services and expert services unrelated to the audit,

•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,

•	internal audit outsourcing,

•	financial information systems design and implementation,

•	tax consulting or advice or a tax opinion on an “aggressive” tax position or on a “listed transaction” or a “confidential transaction” as defined by U.S. Department of Treasury regulations, and

•	tax services to employees who have a financial reporting oversight role.

THE BOARD OF DIRECTORS

The policy requires the pre-approval of the Audit Committee for other non-audit services performed by Deloitte. The policy divides non-audit services into three separate categories, which the Audit Committee has pre-approved subject to an annual aggregate dollar limit for each category. Once the dollar limit in each of these three categories is reached, the Audit Committee will decide whether to establish an additional spending limit for the category or specifically pre-approve each additional service in the category for the remainder of the year. The three categories are:

•

accounting theory consultation (includes services such as guidance on the application of Generally Accepted Accounting Principles to various transactions and guidance on the effects of new accounting pronouncements),

•

assurance and due diligence (includes services such as certain reports on internal controls, review of Securities and Exchange Commission filings, merger and acquisition due diligence, employee benefit plan audits, and foreign statutory audits and regulatory reports), and

•	tax return review, preparation and compliance.

Services not subject to pre-approval limits in one of the three categories above require specific pre-approval from the Audit Committee. Fees related to services requiring specific pre-approval are limited, on an annual basis, to 50% of the combination of audit fees, audit-related fees and tax fees.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management.

In fiscal years 2008 and 2007, the Audit Committee pre-approved 100% of the services performed by Deloitte relating to “audit-related fees” and “tax fees.”

AUDIT COMMITTEE REPORT

The Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm. As part of this process, the committee has:

•   reviewed and discussed the audited financial statements with management,

•   discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 114, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and

•   received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Stephen T. McLin, Chairman

William F. Aldinger III

C. Preston Butcher

Donald G. Fisher

COMPENSATION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee’s compensation philosophy and objectives are designed to:

•	attract, motivate and retain executive officers,

•	align executive compensation opportunities with the long-term interests of the company and its stockholders, and

•	link executive pay with performance.

How Compensation Decisions Were Made

The Compensation Committee reviews and approves compensation for the Chairman, the Chief Executive Officer, executive officers, other senior officers, and directors. It evaluates as a committee, or together with the other independent directors, the performance and compensation of the Chief Executive Officer. The Compensation Committee also considers recommendations from the Chairman and the Chief Executive Officer regarding compensation for the other executive officers and performance criteria for annual and long-term incentives. These recommendations are developed in consultation with the Executive Vice President – Human Resources and Employee Services and, with respect to performance criteria for annual and long-term incentives, the Chief Financial Officer. While the Compensation Committee considers these recommendations, it does not delegate authority to management for compensation decisions.

The Compensation Committee set compensation in 2008 based on each executive’s experience, role, past and expected future performance, and pay relative to internal peers in a similar role and external peers. It engaged Hewitt Associates as its compensation consultant to provide benchmarking data on external peers and general advice and counsel with respect to management programs, market practices and trends. The Compensation Committee also reviewed reports prepared by the company’s Human Resources

Department on pay history, total 2007 compensation, projected 2008 compensation, the value and vesting schedule of outstanding long-term awards (including equity awards and long-term cash awards), 401(k) balances, deferred compensation balances, each component of pay as a percentage of total compensation, and earnings from long-term compensation. The Compensation Committee did not use a formula or assign a weighting to various factors considered in setting compensation. It did not target a specific percentage mix between cash compensation and long-term equity or any specific percentage of total compensation for each compensation component.

The Compensation Committee reviewed benchmarking data for individual executive officers based on title (where available) and ranking (based on proxy disclosures). The benchmarking data was used as reference points to assess the competitiveness of compensation but was not used as a target to set compensation. In 2008, Hewitt Associates provided benchmarking data on each component of compensation for each named executive officer and on total direct compensation, which includes salary, bonus and long-term incentives valued at grant, excluding any promotional awards. For total direct compensation, the Compensation Committee used the 50th and the 75th percentiles of total direct compensation as market reference points.

The companies in the peer group were selected based on quantitative factors such as revenue, market capitalization and number of employees and qualitative factors such as business model, geographical coverage, mergers and acquisitions, and competition for business and for employees. In 2008, the peer group was: AG Edwards, Inc.; Ameriprise Financial, Inc.; Comerica, Inc.; E*Trade Financial Corp.; Fidelity Investments; Fifth Third Bancorp; Franklin Resources Inc.; Janus Capital Group Inc.; KeyCorp; Legg Mason Inc.; Northern Trust Corp.; PNC Financial Services Group Inc.; Raymond James Financial Corp.; State Street Corp.; TD Ameritrade Holding Co.; and T. Rowe Price Group, Inc.

COMPENSATION INFORMATION

The Compensation Committee believes that it is generally in the best interests of stockholders to structure compensation plans so that compensation is performance based and therefore deductible under Section 162(m) of the Internal Revenue Code. However, depending on business needs, the Compensation Committee may use its discretion to approve compensatory arrangements that are not deductible under Section 162(m). In 2008, compensation of the named executive officers was deductible under Section 162(m) except for vesting of past equity awards that are not considered performance based such as time-vested restricted stock, bonus amounts awarded outside of the Corporate Executive Bonus Plan due to promotions, and cash payments in lieu of in-kind perquisites or dividends on restricted stock that may cause the overall compensation of a named executive officer to exceed $1 million.

What Compensation Was Awarded and Why

The Compensation Committee believes that base salary, annual cash incentives and long-term incentive awards are the key elements of compensation to achieve its compensation objectives.

Base Salary

The Compensation Committee believes that base salary is a key element to attract, motivate and retain executive officers. In 2008, after reviewing the officer’s experience, role, past and expected future performance, and pay relative to internal peers in a similar role and external peers, the Compensation Committee increased base salaries for Mr. Schwab, Mr. Bettinger, Mr. Martinetto, and Mr. McCool. Subsequently, the Compensation Committee increased Mr. Bettinger’s base salary and reduced Mr. Schwab’s base salary upon Mr. Bettinger’s promotion to Chief Executive Officer effective October 1, 2008 to reflect changes in their respective leadership roles and scope of responsibility. The Compensation Committee increased Mr. McCool’s base salary upon his promotion to Executive Vice President –

Institutional Services. The amounts and percentages of the salary adjustments are contained in the narrative to the Summary Compensation Table.

Annual Cash Incentives

The Compensation Committee believes that annual cash incentives align the executive officers with the interests of the company and its stockholders and link executive pay with performance. Generally, annual cash incentive awards in 2008 for the named executive officers were made pursuant to the Corporate Executive Bonus Plan. In the first quarter of the year, the Compensation Committee set performance goals and a target award for each executive officer, expressed as a percentage of base salary. The performance goals were based on overall corporate financial performance measured by revenue growth and pre-tax profit margin and were set forth in a matrix approved by the Compensation Committee. In 2008, award payouts could range from 0% to 200% of the target award.

In the first quarter of 2008, after reviewing each officer’s role and pay relative to market practices and to emphasize variable pay for performance, the Compensation Committee increased target awards as a percentage of base salary for the named executive officers. The percentage increases and target awards expressed as a percentage of base salary are contained in the narrative to the Summary Compensation Table. Upon Mr. Bettinger’s promotion to Chief Executive Officer, the Compensation Committee increased his target award for the remainder of the year from 300% to 375% of base salary and reduced Mr. Schwab’s target award for the remainder of the year from 400% to 250% of base salary. Bonus amounts attributable to the increase in Mr. Bettinger’s target award were awarded outside of the Corporate Executive Bonus Plan.

The Compensation Committee approved performance criteria of revenue growth and pre-tax profit margin to focus executives on earnings growth and the creation of stockholder value. The goals set by the Compensation

COMPENSATION INFORMATION

Committee (assuming awards would be paid at 100% of target), as well as the actual results achieved, are as follows:

Target Revenue Growth	11.5%
Actual Revenue Growth	3.1%
Target Pre-tax Profit Margin	39.6%
Actual Pre-tax Profit Margin	39.4%

The Compensation Committee reserves discretion to reduce payouts below the levels supported by the matrix for revenue growth and pre-tax profit margin. The Compensation Committee did not exercise this discretion other than to round down the payout percentage to a whole number.

At the end of the year, the Compensation Committee reviewed individual performance and the company’s financial performance against the performance goals established at the beginning of the year. It determined that the formula-based matrix supported award payouts of 76.4% of target amounts. No adjustments were made for individual performance. The Compensation Committee approved award payouts of 76.0% for each of the named executive officers.

In the first quarter of 2009, the Compensation Committee selected performance criteria for 2009 annual cash incentive awards under the Corporate Executive Bonus Plan. The performance criteria are based on overall corporate performance as measured by revenue and pre-tax profit margin.

Long-Term Incentives

The Compensation Committee believes that long-term incentives help achieve the three objectives of the executive compensation program. In 2008, it granted equity awards of stock options, restricted stock and performance-based restricted stock based on its review of each officer’s experience, role, past and expected future performance, and pay relative to internal peers in a similar role and external peers. The Compensation

Committee granted long-term equity awards of 80% stock options and 20% performance-based restricted stock to the named executive officers, except Mr. Schwab and Mr. Bettinger. The stock options vest 25% annually over four years and the performance-based restricted stock vests if annual performance goals for pre-tax adjusted income divided by revenue (“pre-tax contribution margin”) and revenue growth are achieved. The Compensation Committee selected revenue growth and pre-tax contribution margin to focus executives on earnings growth and creating stockholder value. The performance goals are based on a matrix that includes the following points at which the performance shares will vest: revenue growth of 1% and pre-tax contribution margin of 29.5%, and revenue growth of 4.0% and pre-tax contribution margin of 28.0%.

Mr. Schwab, who stepped down as Chief Executive Officer as of October 1, 2008, did not receive an equity grant in 2008.

The Compensation Committee also granted equity awards to Mr. Bettinger and Mr. McCool upon their promotions. Upon his promotion to Chief Executive Officer, Mr. Bettinger received a grant of stock options with a grant date value of $7 million as his long-term incentive award for 2008 and restricted stock with a grant date value of $3 million in recognition of his promotion. The Compensation Committee reviewed Mr. Bettinger’s outstanding equity awards and modified the standard vesting schedule (25% vesting annually over four years) to emphasize the importance of long-term financial performance. Mr. Bettinger’s stock options vest 15% on each of the first, second, third and fourth anniversaries of the grant date and 40% on the fifth anniversary of the grant date. Mr. Bettinger’s restricted stock vests 25% on the third anniversary of the grant date and 75% on the fourth anniversary of the grant date.

The Compensation Committee granted Mr. McCool additional stock options with a grant date value of $200,000 and restricted stock with a grant date value of

COMPENSATION INFORMATION

$50,000 upon his promotion to Executive Vice President – Institutional Services. Mr. McCool’s awards vest 25% annually over four years.

In 2004, the Board of Directors adopted stock ownership guidelines to promote significant equity ownership by executives and further align their long-term financial interests with that of other stockholders. To further this objective, in 2008 the Compensation Committee recommended, and the Board of Directors approved, amendments to the guidelines to express the target ownership levels as a percentage of salary and to provide for penalties if the target ownership levels are not met within five years. Under the guidelines, the Chief Executive Officer is expected to maintain an investment position in company stock equal to at least five times base salary. All other executive officers are expected to maintain an investment position equal to at least three times base salary. Shares owned directly, beneficially owned under company benefit plans, restricted stock, restricted stock units, and deferred stock units are included in determining ownership levels, but stock options are not.

In addition to the equity compensation granted in 2008, the Compensation Committee approved cash payouts to the named executive officers under the Long Term Incentive Plan in connection with awards granted in 2005. The 2005 grant under the Long Term Incentive Plan had a performance period beginning July 1, 2005 and ending December 31, 2008. Amounts earned under the performance schedule could range from $0.50 per unit based on cumulative earnings per share of at least $2.22, up to a maximum of $4.00 per unit based on cumulative earnings per share equal to or greater than $3.42. At the end of the performance period, the company had cumulative earnings per share of $3.11 (excluding the gain on the sale of U.S. Trust and the related tax benefit, the gain on the resolution of a legal matter, and a $15 million tax benefit resulting from the payment of a special dividend in August 2007). Based on the previously approved performance schedule, the Compensation Committee certified the performance goals had been met and approved a payout of $2.76 per unit for the performance period. The Compensation Committee no longer grants awards under the Long Term Incentive Plan.

Guidelines for Equity Awards

The company has no program, plan or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to directors and executive officers are approved by the Compensation Committee or the independent directors at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date or a fixed, future date specified at the time of the grant. Under the terms of the company’s stock incentive plan, the exercise price of options cannot be less than the closing price of company stock on the date of grant. In the event of securities law violations, the Compensation Committee reserves the right to reduce or cause the executive to forfeit equity awards and to require disgorgement of any profit realized from equity awards.

Other Compensation

While the Compensation Committee does not believe that perquisites are or should be a significant portion of compensation, it recognizes that perquisites may help attract and retain key executive officers. In 2005, the company replaced its car and parking allowance, financial planning reimbursement and executive medical benefit with a perquisite allowance. The allowance is not a reimbursement for perquisites but is simply a cash payment. Executives are not required to spend the cash payment or report on how the amounts are used. In 2008, the named executive officers, other than Mr. Bettinger and Mr. Schwab, received a perquisite allowance in the amount of $36,000.

In connection with his promotion to President and Chief Executive Officer, the Compensation Committee

COMPENSATION INFORMATION

approved certain benefits for Mr. Bettinger, including a car service for commuting purposes and use of fractionally-owned aircraft consistent with company policies.

In connection with his promotion to Executive Vice President – Institutional Services, the Compensation Committee approved certain benefits for Mr. McCool to assist with his relocation to the San Francisco Bay Area, including relocation benefits and a special, one-time cash payment of $800,000 in lieu of in-kind perquisites to compensate him for expenses that he will incur for a period of time, including rental housing and family travel expenses.

Pursuant to a security study performed by an independent, third-party consulting firm, the company incurs costs for a driver and for the maintenance of security systems and equipment for Mr. Schwab that are necessary for his protection as the company’s founder and its Chairman.

Executive officers may participate in the company’s 401(k) plan and employee stock purchase plan available to all eligible employees subject to Internal Revenue Service limits, and a deferred compensation plan available to officers and other key employees. The company offers no defined benefit plan, special retirement plan for executives or other nonqualified excess plans.

All employees, including executive officers other than Mr. Schwab, are eligible to receive severance benefits under the company’s Severance Pay Plan, which is described in the narrative following the Termination and Change in Control Benefits Table. Benefits are available under this plan only in the event of termination of employment on account of job elimination. After a review of market data on severance benefits in 2008, the Compensation Committee amended the Severance Pay Plan to reduce severance benefits for officers effective April 1, 2009. Under the amended program, executive vice presidents will be eligible to receive 15 days of base salary for each year of service with a minimum of seven months and a maximum of 12 months of severance pay. Mr. Schwab is entitled to severance benefits pursuant to his employment agreement described in the narrative to the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2008 and the proxy statement on Schedule 14A.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Roger O. Walther, Chairman

Nancy H. Bechtle

Frank C. Herringer

Paula A. Sneed

Robert N. Wilson

COMPENSATION INFORMATION

EXECUTIVE COMPENSATION TABLES

The following tables show compensation information for Charles R. Schwab, the company’s Chairman and, for a portion of 2008, its Chief Executive Officer, Walter W. Bettinger II, President and Chief Executive Officer, Joseph R. Martinetto, the company’s Chief Financial Officer, and the next three most highly compensated executive officers as of December 31, 2008. We refer to each of these officers as a “named executive officer.”

2008 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS(1) ($)		STOCK AWARDS(2) ($)	OPTION AWARDS(3) ($)	NON-EQUITY INCENTIVE PLAN COMPEN- SATION(4) ($)	ALL OTHER COMPEN- SATION(5) ($)	TOTAL ($)

Charles R. Schwab(6) CHAIRMAN	2008	858,333	—		—	3,083,346	2,466,833	65,240	6,473,752
	2007	900,000	—		—	1,907,679	3,685,500	77,365	6,570,544
	2006	900,000	—		—	274,912	4,252,500	200,845	5,628,257

Walter W. Bettinger II PRESIDENT AND CHIEF EXECUTIVE OFFICER	2008	793,750	128,250	(7)	1,816,470	2,907,230	4,348,950	119,890	10,114,540
	2007	683,333	—		1,561,419	1,889,843	7,052,500	1,953,026	13,140,121
	2006	587,500	—		352,296	172,858	1,658,354	68,162	2,839,170

Joseph R. Martinetto CHIEF FINANCIAL OFFICER	2008	443,333	—		191,723	313,048	884,899	55,474	1,888,477
	2007	381,210	409,465		117,228	122,066	427,625	71,071	1,528,665

Carrie E. Dwyer EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY	2008	500,000	—		512,349	570,751	2,474,399	63,699	4,121,198
	2007	498,333	—		629,880	292,353	2,701,715	205,757	4,328,038
	2006	490,000	—		559,471	165,015	1,276,875	70,592	2,561,953

James D. McCool EXECUTIVE VICE PRESIDENT – INSTITUTIONAL SERVICES	2008	435,833	—		308,706	349,255	910,850	861,828	2,866,472

Rebecca Saeger EXECUTIVE VICE PRESIDENT AND CHIEF MARKETING OFFICER	2008	425,000	—		162,332	267,696	2,308,149	54,926	3,218,103

(1)	The amounts shown in this column represent bonuses paid outside of the Corporate Executive Bonus Plan, a non-equity incentive plan, for officers who received promotions after the beginning of the performance period.

(2)	The amounts shown in this column represent the dollar amount of the expense related to restricted stock awards recognized by the company in 2008 for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards (FAS) No. 123R, but they do not include estimates of forfeitures related to service-based vesting conditions. For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 2. Significant Accounting Policies,” and “ – Note 17. Employee Incentive, Deferred Compensation, and Retirement Plans” from the company’s Form 10-K for the period ending December 31, 2008.

(3)

The amounts shown in this column represent the dollar amount of the expense related to stock option awards recognized by the company in 2008 for financial statement reporting purposes in accordance with FAS No. 123R, but they do not include estimates of forfeitures related to service-based vesting conditions. For further discussion

COMPENSATION INFORMATION

of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 2. Significant Accounting Policies,” and “ – Note 17. Employee Incentive, Deferred Compensation, and Retirement Plans” from the company’s Form 10-K for the period ending December 31, 2008.

(4)	The amounts shown in this column include amounts earned under the Corporate Executive Bonus Plan and long-term compensation cash awards earned under the Long Term Incentive Plan for the performance period ending December 31, 2008. Those amounts are as follows:

Named Executive Officer	Corporate Executive Bonus Plan ($)	Long Term Incentive Plan ($)

Charles R. Schwab	2,466,833	—

Walter W. Bettinger II	1,809,750	2,539,200

Joseph R. Martinetto	505,399	379,500

Carrie E. Dwyer	569,999	1,904,400

James D. McCool	496,850	414,000

Rebecca Saeger	403,749	1,904,400

(5)	The amounts shown in this column for 2008 include the following:

Named Executive Officer	Employer Matching Contributions(a) ($)	Restricted Stock Dividends(b) ($)	Perquisite Allowance(c) ($)	Security Costs(d) ($)	Aircraft Use(e) ($)

Charles R. Schwab	11,750	—	—	38,157	—

Walter W. Bettinger II	11,750	75,197	—	—	31,827

Joseph R. Martinetto	11,750	6,809	36,000	—	—

Carrie E. Dwyer	11,750	14,833	36,000	—	—

James D. McCool	11,750	7,906	836,000	—	—

Rebecca Saeger	11,750	6,049	36,000	—	—

In addition to the amounts shown in the table above, the company incurred driver and vehicle costs for Mr. Schwab. Those costs are included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table. Mr. Bettinger has the use of a car service available to him for commuting purposes but did not incur any expense in 2008. In connection with his promotion to Executive Vice President – Institutional Services, the Compensation Committee approved relocation benefits for Mr. McCool; however, no relocation expenses were incurred in 2008.

(a)	The amounts in this column are the employer match under the company’s defined contribution plan, the SchwabPlan Retirement Savings and Investment Plan, which is a 401(k) plan available to all eligible employees.

COMPENSATION INFORMATION

(b)	The amounts in this column show dividends on restricted stock awards that were not included in the fair market value of the stock on the grant date as shown in the Grants of Plan-Based Awards Table.

(c)	The amounts in this column include the annual perquisites allowance for the named executive officers. Mr. Schwab and Mr. Bettinger do not receive a perquisites allowance. In connection with Mr. McCool’s promotion to Executive Vice President – Institutional Services, it also includes a special, one-time cash payment of $800,000 in lieu of in-kind perquisites that was intended to compensate him for expenses he would incur for a period of time, including rental housing and family travel expenses.

(d)	The amounts in this column represent costs for maintaining security systems and equipment for the protection of Mr. Schwab which were established as part of the company’s business protection plans and not for his personal benefit. The company adopted these security measures as part of the company’s business protection plans on the recommendation of an independent, third-party consulting firm. The value of maintaining security systems and equipment is measured at its aggregate incremental cost to the company, which includes the invoiced costs for monitoring and maintenance of the system.

(e)	The amount in this column represents the aggregate incremental cost to the company for one personal flight for Mr. Bettinger on a fractionally-owned aircraft, which is calculated based on the hourly rate charged for the aircraft plus the additional cost to the company due to reduced tax deductions resulting from the flight. On certain occasions in 2008, Mr. Bettinger and his family members took personal flights on fractionally-owned aircraft when accompanying company executives traveling for business purposes. There was no aggregate incremental cost to the company for those flights, including no reduced tax deductions.

(6)	Mr. Schwab has had an employment contract with the company since 1987. His employment contract is described in the narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table.

(7)	This portion of Mr. Bettinger’s 2008 bonus was paid outside the Corporate Executive Bonus Plan due to requirements under Section 162(m) of the Internal Revenue Code that performance targets be established within the first 90 days of a performance period; the amount is associated with the increase in Mr. Bettinger’s target approved on September 8, 2008 in connection with his promotion to Chief Executive Officer.

COMPENSATION INFORMATION

2008 Grants of Plan-Based Awards Table

NAME		DATE OF ACTION IF NOT GRANT DATE(1)	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(2)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(3)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK (#)		ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDER- LYING OPTIONS (#)		EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF EQUITY AWARDS(4) ($)
	GRANT DATE		THRES- HOLD ($)	TARGET ($)	MAXI- MUM ($)	THRES- HOLD (#)	TARGET (#)	MAXI- MUM (#)

Charles R. Schwab	1/24/2008	—	—	3,245,833	6,491,666	—	—	—	—		—		—	—

Walter W. Bettinger II	1/24/2008	—	—	2,381,250	4,762,500	—	—	—	—		—		—	—
	10/1/2008	9/8/2008	—	—	—	—	—	—	124,019	(5)	—		—	3,000,000	(8)
	10/1/2008	9/8/2008	—	—	—	—	—	—	—		759,220	(5)	24.37	7,000,000	(8)

Joseph R. Martinetto	1/24/2008	—	—	665,000	1,330,000	—	—	—	—		—		—	—
	11/3/2008	10/23/2008	—	—	—	—	12,520	—	—		—		—	240,000	(9)
	11/3/2008	10/23/2008	—	—	—	—	—	—	—		122,920	(6)	19.36	960,000	(9)

Carrie E. Dwyer	1/24/2008	—	—	750,000	1,500,000	—	—	—	—		—		—	—
	11/3/2008	10/23/2008	—	—	—	—	11,477	—	—		—		—	220,000	(9)
	11/3/2008	10/23/2008	—	—	—	—	—	—	—		112,677	(6)	19.36	880,000	(9)

James D. McCool	1/24/2008	—	—	653,750	1,307,500	—	—	—	—		—		—	—
	11/3/2008	10/23/2008	—	—	—	—	13,042	—	—		—		—	250,000	(9)
	11/3/2008	10/23/2008	—	—	—	—	—	—	—		128,041	(6)	19.36	1,000,000	(9)
	12/10/2008	—	—	—	—	—	—	—	2,713	(7)	—		—	50,000	(10)
	12/10/2008	—	—	—	—	—	—	—	—		23,981	(7)	18.49	200,000	(10)

Rebecca Saeger	1/24/2008	—	—	531,250	1,062,500	—	—	—	—		—		—	—
	11/3/2008	10/23/2008	—	—	—	—	8,347	—	—		—		—	160,000	(9)
	11/3/2008	10/23/2008	—	—	—	—	—	—	—		81,947	(6)	19.36	640,000	(9)

(1)	This column shows the date that the Compensation Committee or the independent directors took action with respect to the equity award if that date is different than the grant date. If the grant date is not the meeting date, it is a fixed, future date specified at the time of the grant.

(2)	These columns show the range of possible payouts for annual cash incentive awards granted in 2008 under the Corporate Executive Bonus Plan. The actual annual cash incentive awards paid for 2008 performance under this plan are shown in footnote 4 to the Summary Compensation Table.

(3)	These performance-based restricted stock awards were granted under the 2004 Stock Incentive Plan and vest in equal installments of 25% on the first, second, third and fourth anniversary of the grant date. If, however, a corporate performance hurdle related to revenue growth and pre-tax contribution margin is not met for a performance period, then the shares that would otherwise have vested for that period will be forfeited.

(4)	For option awards, the fair value on the grant date is determined by multiplying the number of shares granted by the binomial value of an option under FAS No. 123R. For restricted stock awards, the fair value on the grant date is determined by multiplying the number of shares granted by the grant price (which was the average of the high and low stock price on the grant date).

(5)

This restricted stock and stock option award for Mr. Bettinger’s promotion was granted under the 2004 Stock Incentive Plan. The stock option was granted with an exercise price of $24.37 and vests 15% on the first, second, third and fourth anniversary of the grant date and 40% on the fifth anniversary of the grant date. The option

COMPENSATION INFORMATION

expires on October 1, 2015. The restricted stock award vests 25% on the third anniversary of the grant date and 75% on the fourth anniversary of the grant date.

(6)	These stock option awards were granted under the 2004 Stock Incentive Plan with an exercise price of $19.36. The options vest in equal installments of 25% on the first, second, third and fourth anniversary of the grant date and expire on November 3, 2018.

(7)	This restricted stock and stock option award for Mr. McCool’s promotion was granted under the 2004 Stock Incentive Plan. The stock option was granted with an exercise price of $18.49 and expires on December 10, 2018. The awards vest in equal installments of 25% on the first, second, third and fourth anniversary of the grant date.

(8)	For the option grant to Mr. Bettinger, the binomial value of an option was $9.22. For the restricted stock grant, the average of the high and low stock price on the grant date was $24.19.

(9)	For the option grants, the binomial value of an option was $7.81. For the restricted stock grants, the average of the high and low stock price on the grant date was $19.17.

(10)	For the option grant to Mr. McCool, the binomial value of an option was $8.34. For the restricted stock grant, the average of the high and low stock price on the grant date was $18.44.

COMPENSATION INFORMATION

NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

Salary and Cash Incentives

The Compensation Committee raised base salaries in the beginning of 2008 after reviewing the officer’s experience, role, past and expected future performance, and pay relative to internal peers in a similar role and external peers as follows: Mr. Bettinger, from $700,000 to $775,000 (11%); Mr. Schwab, from $900,000 to $1,000,000 (11%); Mr. Martinetto, from $410,000 to $450,000 (10%); and Mr. McCool, from $425,000 to $435,000 (2%). The Committee also made the following adjustments to base salaries for changes in job responsibilities: Mr. Bettinger, from $775,000 to $900,000 (16%) upon his promotion to the position of Chief Executive Officer; Mr. Schwab, from $1,000,000 to $500,000 (-50%) upon Mr. Bettinger’s assumption of the position of Chief Executive Officer; and Mr. McCool, from $435,000 to $475,000 (9%) for his promotion to the position of Executive Vice President – Institutional Services.

All annual cash awards received by the named executive officers were in the form of incentive awards under the Corporate Executive Bonus Plan, unless the officer was promoted after the first quarter of the performance period. In the first quarter of 2008, after reviewing each officer’s role and pay relative to market practices and to emphasize variable pay for performance, the Compensation Committee increased target awards as follows: Mr. Schwab, 50%; Mr. Bettinger, 50%; Mr. Martinetto, 50%; Ms. Dwyer, 20%; Ms. Saeger, 25% and Mr. McCool, 50%. The new target awards expressed as a percentage of base salary for each named executive officer are: Mr. Schwab, 400%; Mr. Bettinger, 300%; Mr. Martinetto, 150%; Ms. Dwyer, 150%; Ms. Saeger, 125%; and Mr. McCool, 150%. Upon Mr. Bettinger’s promotion to Chief Executive Officer, the Compensation Committee increased his target award for the remainder of the year to 375% of base salary and reduced Mr. Schwab’s target award for the remainder of the year to 250% of base salary.

Defined Benefits and Deferred Compensation

The company does not offer defined benefit and actuarial pension plans, special retirement plans for executives or other nonqualified excess plans. The company does not offer above-market or preferential earnings under nonqualified deferred compensation plans or defined contribution plans.

All Other Compensation

Restricted stock dividends are included in the “all other compensation” section of the Summary Compensation Table, because these dividends are not included in the fair value of the stock on the grant date as shown in the Grants of Plan-Based Awards Table.

Employment Agreement for Mr. Schwab

The company and Mr. Schwab entered into an amended employment agreement effective March 31, 2003. Stockholders approved the amended employment agreement. The amended agreement has an initial term of five years, and provides that as of each March 31, the term of the employment agreement is automatically extended by an additional year, under the same terms and conditions, unless beforehand either party provides notice to the other of an intention not to extend it. To address potential penalty taxes on deferred compensation pursuant to Section 409A of the Internal Revenue Code and associated regulations, the Board of Directors and Mr. Schwab agreed to amendments to his employment agreement in 2008 to specify the timing of payments, establish definitions of triggering events that are consistent with the Internal Revenue Service’s guidance under Section 409A and delay certain payments until six months after Mr. Schwab leaves employment as required by Section 409A for certain employees. The amendments do not impact the amount of the payments.

COMPENSATION INFORMATION

The amended employment agreement provides for an annual base salary of $900,000, subject to annual review by the board, and provides that Mr. Schwab will be entitled to participate in all compensation and fringe benefit programs made available to other executive officers, including stock-based incentive plans. Mr. Schwab’s bonus is determined under the Corporate Executive Bonus Plan, as described in the Compensation Discussion and Analysis.

The employment agreement also provides that certain compensation and benefits will be paid or provided to Mr. Schwab (or his immediate family or estate) if his employment is terminated involuntarily, except for cause. “Cause” is defined as the commission of a felony, or willful and gross negligence, or misconduct that results in material harm to the company. “Involuntary termination” includes a material change in Mr. Schwab’s capacities or duties at the company.

If an involuntary termination is not due to death, disability or cause:

•

Mr. Schwab will be entitled to receive for a period of 36 months all compensation to which he would have been entitled had he not been terminated, including his base salary and participation in all bonus, incentive and other compensation and benefit plans for which he was or would have been eligible (but excluding additional grants under stock incentive plans), and

•	all his outstanding, unvested awards under stock incentive plans will vest fully on the termination date.

If an involuntary termination is due to disability, Mr. Schwab will be entitled to receive:

•	his base salary and benefits, less any payments under the long-term disability plan, for a period of 36 months from the termination date, and

•	a prorated portion of any bonus or incentive payments for the year in which the disability occurs.

If an involuntary termination is due to death, a lump sum payment will be made to Mr. Schwab’s estate equal to five times his then base salary.

If Mr. Schwab voluntarily resigns his employment within 24 months of a change in control of the company, he will be entitled to receive his base salary up to the date of resignation, plus a prorated portion of any bonus or incentive payments payable for the year in which the resignation occurs. In addition, Mr. Schwab has the right (but not the obligation) to enter into a consulting arrangement with the company if he voluntarily resigns his employment upon 6 months’ written notice to the company, or within 24 months of a change in control of the company if he voluntarily resigns or his employment is involuntarily terminated. Under that arrangement, Mr. Schwab would provide certain consulting services to the company for a period of five years for an annual payment equal to $1 million or 75% of his then base salary, whichever is less.

For estimated termination and change in control payments and benefits to Mr. Schwab, please refer to the “Termination and Change in Control Benefits Table.”

The employment agreement prohibits Mr. Schwab from becoming associated with any business competing with the company during the term of the agreement and for a period of five years following a voluntary resignation of employment. (However, that restriction does not apply if Mr. Schwab resigns his employment within 24 months of a change in control of the company.)

License Agreement for Mr. Schwab

The company and Charles Schwab & Co., Inc. also are parties to an assignment and license agreement with Mr. Schwab that was approved in July 1987 by the company’s non-employee directors. Under the agreement, Mr. Schwab has assigned to the company all service mark, trademark, and trade name rights to

COMPENSATION INFORMATION

Mr. Schwab’s name (and variations on the name) and likeness. However, Mr. Schwab has the perpetual, exclusive, irrevocable right to use his name and likeness for any activity other than the financial services business, so long as Mr. Schwab’s use of his name does not cause confusion about whether the company is involved with goods or services actually created, endorsed, marketed or sold by Mr. Schwab or by third parties unrelated to the company. The assignment and license agreement defines the “financial services business” as the business in which Charles Schwab & Co., Inc. is currently engaged and any additional and related business in which that firm or the company is permitted to engage under rules and regulations of applicable regulatory agencies.

Beginning immediately after any termination of his employment, Mr. Schwab will be entitled to use his likeness in the financial services business for some purposes (specifically, the sale, distribution, broadcast and promotion of books, videotapes, lectures, radio and television programs, and also any financial planning services that do not directly compete with any business in which the company or its subsidiaries are then engaged or plan to enter within three months). Beginning two years after any termination of his employment, Mr. Schwab may use his likeness for all other purposes, including in the financial services business, as long as that use does not cause confusion as described above.

No cash consideration is to be paid to Mr. Schwab for the name assignment while he is employed by the company or, after his employment terminates, while he is receiving compensation under an employment agreement with the company. Beginning when all such compensation ceases, and continuing for a period of 15 years, Mr. Schwab or his estate will receive three-tenths of one percent (0.3%) of the aggregate net revenues of the company (on a consolidated basis) and those of its unconsolidated assignees and licensees that use the name or likeness. These payments may not, however, exceed $2 million per year, adjusted up or down to reflect changes from the cost of living prevailing in the San Francisco Bay Area during specified months in 1987, and they will terminate if the company and its subsidiaries cease using Mr. Schwab’s name and likeness. For estimated payments to Mr. Schwab under his license agreement, please refer to the table below entitled “Termination and Change in Control Benefits.”

The license agreement permits the company to continue using Mr. Schwab’s name and likeness even after he is no longer affiliated with the company and, under most circumstances, limits Mr. Schwab’s separate use of his name and likeness in the financial services business. However, the company’s ability to assign the license agreement, or to permit others to use Mr. Schwab’s name and likeness, is limited during Mr. Schwab’s lifetime. Thus, without Mr. Schwab’s consent, the company may not transfer the license, or any of the company’s rights under the license, to a third party, including by means of mergers or reorganizations in which the stockholders who held shares prior to the transaction do not retain the ability to elect the majority of the board immediately following such transaction (among other circumstances).

COMPENSATION INFORMATION

2008 Termination and Change in Control Benefits Table

NAME	EVENT(1)	SALARY AND BONUS		EARLY VESTING OF RESTRICTED STOCK(2)		OTHER		TOTAL

Charles R. Schwab	Termination without cause	8,900,499	(3)	—		56,744,872	(4)	65,645,371
	Death	2,500,000	(5)	—		55,841,908	(6)	58,341,908
	Disability	1,500,000	(7)	—		55,841,908	(6)	57,341,908
	Resignation following a change in control	1,875,000	(8)	—		55,841,908	(6)	57,716,908
	Retirement or voluntary resignation	1,875,000	(8)	—		55,841,908	(6)	57,716,908

Walter W. Bettinger II	Termination under Severance Plan	1,350,000	(9)	2,190,388	(10)	24,151	(11)	3,564,539
	Change in control	—		6,386,180	(12)	—		6,386,180
	Death or disability	—		6,386,180	(12)	—		6,386,180
	Retirement	—		—		—		—

Joseph R. Martinetto	Termination under Severance Plan	675,000	(9)	200,201	(10)	24,151	(11)	899,352
	Change in control	—		546,077	(12)	—		546,077
	Death or disability	—		546,077	(12)	—		546,077
	Retirement	—		—		—		—

Carrie E. Dwyer	Termination under Severance Plan	750,000	(9)	183,416	(10)	19,404	(11)	952,820
	Change in control	—		495,174	(12)	—		495,174
	Death or disability	—		495,174	(12)	—		495,174
	Retirement	—		202,982		—		202,982

James D. McCool	Termination under Severance Plan	712,500	(9)	218,618	(10)	19,301	(11)	950,419
	Change in control	—		609,059	(12)	—		609,059
	Death or disability	—		609,059	(12)	—		609,059
	Retirement	—		—		—		—

Rebecca Saeger	Termination under Severance Plan	566,667	(13)	143,751	(10)	13,792	(11)	724,210
	Change in control	—		386,123	(12)	—		386,123
	Death or disability	—		386,123	(12)	—		386,123
	Retirement	—		—		—		—

(1)	This table shows the amount of benefits due to severance or a change in control to be paid to the named executive officers pursuant to existing agreements (assuming the event triggering the termination or change in control took place as of December 31, 2008). As of December 31, 2008, none of the executive officers had outstanding unvested in-the-money stock options, so no benefits from early vesting of stock options are included in the table.

The benefits payable to Mr. Schwab are based on the terms of his employment and license agreements and equity incentive award agreements. The events triggering payments are described more fully in the description of his employment and license agreements contained in the narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table.

All other named executive officers are eligible for benefits due to job elimination under the Charles Schwab Severance Pay Plan (Severance Plan), and these benefits are included in amounts shown for “Termination under Severance Plan.” In addition, equity award agreements may contain provisions for accelerated vesting due to a change in control, death or disability, or retirement, and the accelerated amounts are included in amounts shown

COMPENSATION INFORMATION

for “change in control,” “death or disability,” and “retirement.” As of December 31, 2008, only Ms. Dwyer met the eligibility criteria for retirement under existing equity award agreements.

(2)	The amount is based on the closing price of a share of company common stock on December 31, 2008, $16.17, multiplied by the number of shares with accelerated vesting.

(3)	Under Mr. Schwab’s employment agreement, includes 36 months of salary (at December 31, 2008 rate of $500,000) and bonus (at 2008 cash incentive of $2,466,833), to be paid in 36 monthly installments.

(4)	Under Mr. Schwab’s employment and license agreements, includes: annual installments of $3,722,794 (which represents $2 million adjusted to the consumer price index from 1987 as specified in his license agreement) for 15 years, estimated cost of office space and secretarial support for 36 months of $745,842, and estimated security and personal driver for 36 months of $157,122.

(5)	Under Mr. Schwab’s employment agreement, represents a lump sum death benefit payable to Mr. Schwab’s estate in an amount equal to five times annual salary (at December 31, 2008 rate of $500,000).

(6)	Under Mr. Schwab’s license agreement, represents annual installments of $3,722,794 for 15 years payable to Mr. Schwab or his estate.

(7)	Under Mr. Schwab’s employment agreement, represents 36 months of annual salary (at December 31, 2008 rate of $500,000), to be paid in monthly installments. A prorated bonus is not included, as it is already included in the 2008 Summary Compensation Table and is not an additional expense to the company.

(8)	Under Mr. Schwab’s employment agreement, represents $1,875,000 payable in 60 monthly installments of $31,250 in the event that Mr. Schwab elects to provide consulting services following a voluntary resignation or resignation or termination after a change in control. A prorated bonus is not included, as it is already included in the 2008 Summary Compensation Table and is not an additional expense to the company.

(9)	Represents a 16-month severance period and a 60-day notice period of base salary payable under the Severance Plan. Under the terms of the Severance Plan, an executive vice president with 5 or more years of service is entitled (in addition to base salary during the 60-day notice period) to a lump-sum payment of 16 months of base salary. To receive such benefits, an employee must execute a severance agreement that provides the company and its affiliates with a general release and waiver of claims.

(10)	Under the Severance Plan, represents full vesting of outstanding long-term awards that would have vested during the 60-day notice period and the severance period.

(11)	Under the Severance Plan, represents a lump-sum payment to cover the cost of COBRA premiums based on current group health plan COBRA rates for the severance period.

(12)	Under long-term award agreements, these awards become fully vested in the event of a change in control of the company or death or disability.

(13)	Represents a 14-month severance period and a 60-day notice period of base salary payable under the Severance Plan. Under the terms of the Severance Plan, an executive vice president with more than 2 years but less than five years of service is entitled (in addition to base salary during the 60-day notice period) to a lump-sum payment of 14 months of base salary. To receive such benefits, an employee must execute a severance agreement that provides the company and its affiliates with a general release and waiver of claims.

COMPENSATION INFORMATION

Charles Schwab Severance Pay Plan

Employees are eligible for benefits under the Severance Plan in the event of job elimination, as defined in the plan.

In 2008, executive officers of the company were eligible to receive a lump-sum severance pay benefit in an amount equal to a specified number of months (a minimum of eight months and a maximum of 16 months) based upon years of service, multiplied by one-twelfth of his or her base salary. This amount is in addition to the 60-day notice period provided in the plan.

In December 2008, the Compensation Committee amended the Severance Plan effective as of April 1, 2009 to reduce the lump-sum amount that executive officers are eligible to receive. Under the amended plan, an executive officer will receive a lump-sum severance pay benefit in an amount equal to 15 business days multiplied by his or her full years of service not to be less than the base salary that would have been payable to the executive officer for seven months and no more than the base salary that would have been payable to the executive officer for twelve months. Pro-rated benefits will be provided for partial years of service. The lump-sum amount is in addition to the 60-day notice period provided in the plan.

An executive officer who becomes entitled to severance benefits under the plan is also eligible to receive a lump-sum payment to cover a portion of the cost of group health plan coverage. The amount of the payment is based upon the period of time for which he or she is eligible to receive severance pay and current COBRA rates for group health plan coverage. In addition, the portion of the executive officer’s long-term equity and cash compensation awards, except performance-based restricted stock or similar performance-based awards, which would have vested had the officer remained employed during the severance period will vest following his or her termination date. Executive officers are treated as employees during their severance period for purposes of determining their vesting in performance-based awards to the extent performance goals are met for the period.

COMPENSATION INFORMATION

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2008

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(1) ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(1) ($)

Charles R. Schwab	314,670			13.12	1/20/2014
	839,120			14.59	9/7/2012
	839,120			16.28	9/7/2012
	839,120			18.23	9/7/2012
	283,486	283,487	(2)	18.29	10/30/2013
	121,866	365,600	(3)	23.33	11/1/2014

Walter W. Bettinger II	25,128			22.23	2/25/2009	374,019	(9)	6,047,887	20,921	(10)	338,293
	7,866			24.71	11/1/2009
	5,507			25.15	2/23/2010
	9,439			31.58	9/20/2010
	8,391			29.61	10/25/2010
	47,200			27.41	12/15/2010
	20,977			19.93	2/28/2011
	4,195			19.72	5/4/2011
	140,551			14.32	7/18/2011
	28,110			9.72	9/24/2011
	47,199			12.50	2/27/2012
	31,467			9.26	11/8/2012
	239,257			8.76	9/30/2011
	209,780			14.59	9/7/2012
	209,780			16.28	9/7/2012
	70,871	70,872	(2)	18.29	10/30/2013
	262,225	786,675	(4)	18.65	2/20/2014
	87,047	261,143	(3)	23.33	11/1/2014
		759,220	(5)	24.37	10/1/2015

COMPENSATION INFORMATION

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(1) ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(1) ($)

Joseph R. Martinetto	7,866			24.71	11/1/2009	13,010	(9)	210,372	20,761(11)(12)		335,705
	7,867			25.15	2/23/2010
	5,244			29.61	10/25/2010
	31,467			27.41	12/15/2010
	10,488			19.93	2/28/2011
	3,146			19.72	5/4/2011
	66,080			14.32	7/18/2011
	13,216			9.72	9/24/2011
	5,244			9.26	11/8/2012
	52,636			8.76	9/30/2011
	10,394	10,395	(2)	18.29	10/30/2013
	8,743	26,229	(6)	19.99	5/18/2014
	26,114	78,343	(4)	23.33	11/1/2014
		122,920	(7)	19.36	11/3/2018

Carrie E. Dwyer	31,466			22.23	2/25/2009				30,623(10)(11)	(12)	495,174
	15,733			33.92	4/20/2009
	102,268			25.15	2/23/2010
	8,391			29.61	10/25/2010
	78,667			27.41	12/15/2010
	31,466			19.93	2/28/2011
	6,293			19.72	5/4/2011
	127,965			14.32	7/18/2011
	25,593			9.72	9/24/2011
	26,221			12.50	2/27/2012
	78,667			9.26	11/8/2012
	239,257			8.76	9/30/2011
	157,335			14.59	9/7/2012
	157,335			16.28	9/7/2012
	42,522	42,523	(2)	18.29	10/30/2013
	20,891	62,675	(3)	23.33	11/1/2014
		112,677	(7)	19.36	11/3/2018

COMPENSATION INFORMATION

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(1) ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(1) ($)

James D. McCool	2,360			24.71	11/1/2009	9,409	(9)	152,144	28,257(10)(11)(12)	456,916
	3,618			25.15	2/23/2010
	1,573			29.61	10/25/2010
	9,440			28.72	12/13/2010
	15,733			27.41	12/13/2010
	11,812	23,624	(2)	18.29	10/30/2013
	26,114	78,343	(3)	23.33	11/1/2014
		128,041	(7)	19.36	11/3/2018
		23,981	(8)	18.49	12/10/2018

Rebecca Saeger	39,334			10.02	4/20/2014				23,879(10)(11)(12)	386,123
	27,422			8.76	9/30/2011
	157,335			14.59	9/7/2012
	157,335			16.28	9/7/2012
	33,073	33,073	(2)	18.29	10/30/2013
	18,280	54,840	(3)	23.33	11/1/2014
		81,947	(7)	19.36	11/3/2018

(1)	Represents the market value of unvested restricted stock held as of December 31, 2008 based on the closing price of a share of common stock of $16.17 on December 31, 2008.

(2)	These nonqualified stock options were granted on October 30, 2006 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(3)	These nonqualified stock options were granted on November 1, 2007 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(4)	These nonqualified stock options were granted on February 20, 2007 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(5)	These nonqualified stock options were granted on October 1, 2008 under the 2004 Stock Incentive Plan and vest 15% on the first, second, third and fourth anniversary of the grant date and 40% on the fifth anniversary of the grant date.

(6)	These nonqualified stock options were granted on May 18, 2007 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(7)	These nonqualified stock options were granted on November 3, 2008 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

COMPENSATION INFORMATION

(8)	These nonqualified stock options were granted on December 10, 2008 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(9)	Time-based vesting for these restricted shares is set forth in the table below.

Name	Vesting Date	Number of Shares

Walter W. Bettinger II	2/20/2009 2/20/2010 2/20/2011 10/1/2011 10/1/2012	62,500 62,500 125,000 31,004 93,015

Joseph R. Martinetto	10/30/2009 10/30/2010 5/18/2009 5/18/2010 5/18/2011	1,534 1,535 2,485 2,485 4,971

James D. McCool	7/25/2009 7/25/2010 12/10/2009 12/10/2010 12/10/2011 12/10/2012	3,348 3,348 678 678 678 679

(10)	Restricted stock awards granted on October 30, 2006 vest in equal installments of 25% on November 1, 2007, 2008, 2009 and 2010. If, however, a corporate performance hurdle of 15% return on equity is not met for a performance period, then the shares that would have otherwise vested for that period will be forfeited. Time-based vesting for these restricted shares is as follows:

Name	Vesting Date	Number of Shares

Walter W. Bettinger II	11/1/2009 11/1/2010	10,460 10,461

Carrie E. Dwyer	11/1/2009 11/1/2010	6,276 6,277

James D. McCool	11/1/2009 11/1/2010	3,487 3,487

Rebecca Saeger	11/1/2009 11/1/2010	4,881 4,882

COMPENSATION INFORMATION

(11)	Restricted stock awards granted on November 1, 2007 vest in equal installments of 25% on the first, second, third and fourth anniversary of the grant date. If, however, a corporate performance hurdle related to pre-tax contribution margin and revenue growth is not met for a performance period, then the shares that would have otherwise vested for that period will be forfeited. Time-based vesting for these restricted shares is as follows:

Name	Vesting Date	Number of Shares

Joseph R. Martinetto	11/1/2009 11/1/2010 11/1/2011	2,747 2,747 2,747

Carrie E. Dwyer	11/1/2009 11/1/2010 11/1/2011	2,198 2,197 2,198

James D. McCool	11/1/2009 11/1/2010 11/1/2011	2,747 2,747 2,747

Rebecca Saeger	11/1/2009 11/1/2010 11/1/2011	1,923 1,923 1,923

(12)	Restricted stock awards granted on November 3, 2008 vest in equal installments of 25% on the first, second, third and fourth anniversary of the grant date. If, however, a corporate performance hurdle related to revenue growth and pre-tax contribution margin is not met for a performance period, then the shares that would otherwise have vested for that period will be forfeited. Time-based vesting for these restricted shares is as follows:

Name	Vesting Date	Number of Shares

Joseph R. Martinetto	11/3/2009 11/3/2010 11/3/2011 11/3/2012	3,130 3,130 3,130 3,130

Carrie E. Dwyer	11/3/2009 11/3/2010 11/3/2011 11/3/2012	2,869 2,869 2,869 2,870

James D. McCool	11/3/2009 11/3/2010 11/3/2011 11/3/2012	3,260 3,261 3,260 3,261

Rebecca Saeger	11/3/2009 11/3/2010 11/3/2011 11/3/2012	2,086 2,087 2,087 2,087

COMPENSATION INFORMATION

2008 Option Exercises and Stock Vested Table

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE(1) ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING(2) ($)

Charles R. Schwab	3,304,035	47,738,978	—	—

Walter W. Bettinger II	—	—	68,975	1,474,783

Joseph R. Martinetto	18,880	35,834	7,453	133,362

Carrie E. Dwyer	56,640	680,007	90,473	1,978,064

James D. McCool	147,400	1,352,858	13,043	249,489

Rebecca Saeger	30,000	419,961	21,804	449,884

(1)	The value realized on exercise of stock options as shown in this chart was calculated by subtracting the option exercise price from the market price to obtain the value realized per share, and multiplying the value realized per share by the number of shares acquired upon exercise. The market price for each transaction was determined as follows: If upon exercising nonqualified stock options, the named executive officer sold the shares acquired, the market price was determined to be the sale price. If upon exercising nonqualified stock options, the named executive officer kept the shares acquired, then the market price was determined to be the average of the high and low market price of the company’s common stock on the date of the exercise. If upon exercising incentive stock options, the named executive officer sold the shares acquired, then the market price was determined to be the lesser of the average of the high and low market price of the company’s common stock on the date of the exercise, or the sale price. If upon exercising incentive stock options, the named executive officer kept the shares acquired, then the market price was determined to be the average of the high and low market price of the company’s common stock on the date of the exercise. Accordingly, the amounts in this column may not represent amounts actually realized by the named executive officers.

(2)	Amounts in this column are calculated by multiplying the number of shares acquired on vesting by the volume weighted-average price of the company’s common stock on the vesting date. If the vesting date is a weekend or holiday, the volume weighted-average price on the next business day is used to value the shares.

COMPENSATION INFORMATION

2008 Nonqualified Deferred Compensation Table

Name(1)	Plan	Executive Contributions in 2008(2) ($)	Aggregate Earnings in 2008 Fiscal Year(3) ($)	Aggregate Balance at Last Fiscal Year-End ($)

Charles R. Schwab	DCP1	—	($2,637,226)	10,680,794	(4)

James D. McCool	DCP2	511,125	(407,777)	835,604

(1)	Mr. Schwab participates in The Charles Schwab Corporation Deferred Compensation Plan I (DCP1) only, and Mr. McCool participates in The Charles Schwab Corporation Deferred Compensation Plan II (DCP2). Neither Mr. Schwab nor Mr. McCool took withdrawals or distributions from the deferred compensation plans in 2008. Mr. Bettinger, Mr. Martinetto, Ms. Dwyer and Ms. Saeger do not participate in either of the company’s deferred compensation plans.

(2)	The company does not make contributions to the deferred compensation plans. The contributions reported in this column for Mr. McCool were from the deferral of annual cash incentive and Long Term Incentive Plan awards paid in 2008 and are included in the “Non-Equity Incentive Plan Compensation” column of the 2008 Summary Compensation Table.

(3)	The earnings reported in this column are not above-market or preferential and therefore are not reported in the Summary Compensation Table.

(4)	For Mr. Schwab, includes executive contributions of $6,513,138 of annual cash incentives which were previously reported as compensation to Mr. Schwab in the Summary Compensation Tables for prior years (1994 – 1997), and aggregate plan earnings of $4,167,656. Mr. Schwab does not currently defer compensation.

The Charles Schwab Corporation Deferred Compensation Plans

In December 2004, the Compensation Committee adopted the DCP2. Deferrals for income earned prior to January 1, 2005 were made under the DCP1, and all deferrals for income earned after January 1, 2005 were made pursuant to the DCP2. Subject to the terms and conditions set forth in the plans, each eligible participant may elect to defer all or a portion of amounts earned under the company’s non-equity incentive plans. All of a participant’s compensation deferrals are credited to a deferral account maintained for each participant. Amounts credited to deferral accounts are adjusted periodically to reflect earnings and losses (calculated based on the market return of investment options selected by participants that the company makes available under the plans). Investment options available under the plans are the same as those offered under the company’s 401(k) plan, except that the self-directed brokerage feature and the company common stock funds are not available. Participants may make investment changes at any time. With certain exceptions, deferral accounts are paid or commence to be paid upon a fixed payment date, as elected by the participant, or the participant’s retirement. Participants may generally elect that payments be made in a single lump sum or in annual installments over a period of four, five, ten or fifteen years. However, payment will be made in a lump sum after a change in control of the company or upon a termination of a participant’s employment for any reason other than retirement.

COMPENSATION INFORMATION

DIRECTOR COMPENSATION

The following table shows compensation paid to each of our non-employee directors during 2008. The company does not offer any non-equity incentive plans, defined benefit and actuarial pension plans, or other defined contribution retirement plans for non-employee directors. The company does not offer above-market or preferential earnings under its nonqualified deferred compensation plans for directors.

2008 Director Compensation Table

	FEES EARNED OR PAID IN CASH ($)

NAME	PAID IN CASH(1) ($)		DEFERRED INTO RESTRICTED STOCK UNITS OR OPTIONS(2)(8) ($)	STOCK AWARDS(3)(8) ($)		OPTION AWARDS(4)(8) ($)		ALL OTHER COMPEN- SATION(5) ($)	TOTAL ($)

William F. Aldinger III	90,000		—	53,859		41,880		1,396	187,135

Nancy H. Bechtle	85,000		—	61,743		43,874		1,656	192,273

C. Preston Butcher	—		90,000	61,743		43,874		1,656	197,273

Donald G. Fisher	90,000		—	61,743		43,874		1,656	197,273

Frank C. Herringer	—		100,000	61,743		43,874		1,656	207,273

Marjorie Magner	45,000		—	646		1,965		575	48,186

Stephen T. McLin	188,000	(6)	—	67,005	(7)	43,874		1,792	300,671

Paula A. Sneed	—		85,000	61,743		43,874		1,656	192,273

Roger O. Walther	100,000		—	61,743		43,874		1,656	207,273

Robert N. Wilson	85,000		—	80,714	(7)	52,395	(7)	2,171	220,280

(1)	This column shows amounts paid in cash for retainers.

(2)	This column shows the dollar amount of retainers deferred into restricted stock units or options under the Directors’ Deferred Compensation Plan II. The corresponding restricted stock units or options were as follows: 14,756 stock options for Mr. Butcher; 4,499 restricted stock units for Mr. Herringer; and 3,823 restricted stock units for Ms. Sneed.

(3)	This column shows the dollar amount of compensation costs recognized during the fiscal year in accordance with FAS No. 123R on restricted stock awards. In 2008, all non-employee directors received an automatic grant of restricted stock with a grant date fair value of $62,500. In addition, Mr. McLin received an additional grant of restricted stock with a grant date fair value of $20,000 for his service on the Charles Schwab Bank board.

Ms. Magner forfeited unvested restricted shares from her May 2006 and May 2007 grants when she discontinued her service as a director on May 21, 2008. As a result, $2,190 previously shown as expensed in the Director Compensation Table was reversed in 2008 for Ms. Magner. Our 2008 consolidated financial statements do not include $12,940 that would have been expensed for the forfeited shares.

COMPENSATION INFORMATION

(4)	This column shows the dollar amount of compensation costs recognized during the fiscal year in accordance with FAS No. 123R on stock options. In 2008, all non-employee directors received an automatic grant of stock options with a grant date fair value of $62,500.

Ms. Magner forfeited unvested stock options from her May 2006 and May 2007 grants when she discontinued her service as a director on May 21, 2008. As a result, $881 previously shown as expensed in the Director Compensation Table was reversed in 2008 for Ms. Magner. Our 2008 consolidated financial statements do not include $8,311 that would have been expensed for the forfeited shares.

(5)	This column shows the dollar amount of cash dividends on unvested restricted shares.

(6)	For Mr. McLin, this amount includes his cash retainer and fees in the amount of $78,000 for service on the Charles Schwab Bank board of directors.

(7)	Includes the dollar amount of compensation costs recognized during the fiscal year in accordance with FAS No. 123R for restricted stock awards for service on the Charles Schwab Bank board of directors in the case of Mr. McLin and for restricted stock and stock option awards for previous service on the U.S. Trust board of directors in the case of Mr. Wilson.

(8)	The following table shows the aggregate number of outstanding restricted stock, stock options and restricted stock unit awards granted to the non-employee directors as of December 31, 2008:

Name	Stock Awards	Option Awards	Restricted Stock Unit Awards

William F. Aldinger III	6,839	31,042	4,660

Nancy H. Bechtle	6,839	111,001	527

C. Preston Butcher	6,839	236,213	26,170

Donald G. Fisher	6,839	23,842	—

Frank C. Herringer	6,839	108,313	59,298

Marjorie Magner	—	—	9,375

Stephen T. McLin	7,833	111,810	28,485

Paula A. Sneed	6,839	59,681	41,680

Roger O. Walther	6,839	111,152	26,327

Robert N. Wilson	8,301	70,035	45,899

COMPENSATION INFORMATION

Director Compensation

During 2008, Mr. Schwab and Mr. Bettinger received no additional compensation for their service as directors. Non-employee directors received the following retainers in 2008:

Cash Retainers

Each non-employee director received an annual cash retainer in the amount of $85,000. In addition, the Chair of the Audit Committee received an annual cash retainer of $25,000, and each other member of the Audit Committee received an annual cash retainer of $5,000. The Chair of the Compensation Committee and the Chair of the Nominating and Corporate Governance Committee each received an annual cash retainer of $15,000. The Board retains the discretion to establish special committees in the future and to pay a special retainer to the Chair and the members of any special committee. There are no fees for attendance at Board or committee meetings.

Equity Grants

Each non-employee director received an annual equity grant under the 2004 Stock Incentive Plan with an aggregate value of $125,000. Non-employee directors received the equity grant 50 percent in stock options and 50 percent in restricted shares.

Terms and Conditions

Non-employee directors received the annual grants of options and restricted stock on the second business day after the annual meeting of stockholders. In the event a new non-employee director is elected to the Board during the year, a pro-rata amount with the same 40/60 split between cash retainers and equity awards will be granted to that individual for the first calendar year in lieu of the full amount. The non-employee director equity grants are subject to the following terms and conditions:

•

Annual grants of options and restricted stock vest over the three-year period following the date of grant, with 25% vesting on each of the first and second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. The options become 100% vested in the event of the non-employee director’s death, disability or retirement.

•	The number of shares for the annual grant of restricted stock is determined by dividing $62,500 by the average of the high and low market prices of common stock on the date of the grant.

•	The number of options for the annual grant of stock options is determined by dividing $62,500 by the binomial value of an option on the date of the grant.

•	Each stock option is designated as a nonqualified stock option and has an exercise price equal to the fair market value of common stock on the date of the grant.

•

Each stock option expires on the earliest of (1) the date ten years after the date of grant, (2) the date three months after termination of service for any reason other than death, disability or retirement, (3) the date one year after termination of service because of death or disability, or (4) the date two years after termination of service because of retirement.

We also have stock ownership guidelines for non-employee directors. Under our guidelines, each non-employee director should own company stock with a fair market value equal to or exceeding $200,000. A new director should reach this target level upon completing five years of service. Once this target level is reached, the director is deemed to meet this target so long as he or she continues to hold an equivalent number of shares as on the date the target level was met. Shares owned outright, deferred shares and restricted stock and stock units are counted in determining the threshold under our stock ownership guidelines, but stock options are not.

COMPENSATION INFORMATION

Directors’ Deferred Compensation Plan

Non-employee directors also may participate in the Directors’ Deferred Compensation Plan II. This plan allows them to defer receipt of all or a portion of their retainers and, at their election, either to:

(1)	receive stock options that:

•	have a fair value equal to the amounts deferred (as determined under the valuation method used by the company to value stock options at the time of the deferral),

•	have an option exercise price equal to the closing price of common stock on the date the deferred amount would have been paid, and

•	vest immediately upon grant and generally expire ten years after the grant date,

– or –

(2)	receive restricted stock units that are funded by an equivalent number of shares of common stock to be held in a “rabbi” trust and distributed to the director when he or she ceases to be a director.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2008 with respect to equity compensation plans approved and not approved by stockholders (shares in millions):

Securities Authorized for Issuance as of December 31, 2008

PLAN CATEGORY	(A) SHARES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		(C) SHARES AVAILABLE FOR FUTURE ISSUANCE (EXCLUDING SHARES IN COLUMN A)

Equity compensation plans approved by stockholders	49	(1)	$18.00	(2)	81	(3)

Equity compensation plans not approved by stockholders	12	(4)	$20.27	(5)	0

Total	61		$18.48		81

(1)	Consists of 43,898,195 stock options, 4,802,075 shares of restricted stock outstanding and 242,416 restricted stock units under the company’s 1992, 2001 and 2004 Stock Incentive Plans.

(2)	The weighted-average exercise price does not take into account awards that have no exercise price such as restricted stock or restricted stock units.

(3)	Consists of 31,853,119 shares (including stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock and performance units) that may be awarded under the 2004 Stock Incentive Plan and 49,021,021 shares that may be purchased under the Employee Stock Purchase Plan (ESPP). An offering period under the ESPP had begun but was not completed as of December 31, 2008 (684,451 shares were subsequently purchased at the end of this offering period).

(4)	Consists of 11,944,059 stock options under the company’s Employee Stock Incentive Plan (ESIP) approved in 1997. Grants under the ESIP were made to employees other than officers and directors and, accordingly, did not require stockholder approval under rules in effect at the time of grant.

In connection with its acquisition of CyberCorp, Inc. in 2002, the company assumed stock options granted under the CyberCorp, Inc. 1996 Stock Incentive Plan (the CyberCorp Plan). There are 8,368 stock options outstanding under the CyberCorp Plan.

COMPENSATION INFORMATION

(5)	Represents the weighted-average exercise price of options granted under the ESIP. Options granted under the CyberCorp Plan had a weighted-average exercise price of $18.23.

Employee Stock Incentive Plan

The Employee Stock Incentive Plan, which the board approved in 1997, provided for the grant of stock options and restricted stock to employees. No new shares are available for grant under this plan. Options granted under the plan allow employees to purchase shares of common stock at an exercise price of not less than 100% of the fair market value of a share on the grant date. Options become exercisable and expire within the times and upon the events determined by the Compensation Committee or by persons to whom the committee delegates such responsibility. Restricted stock becomes vested, in full or in installments, upon the satisfaction of certain conditions established by the Compensation Committee or its delegates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows common stock that is beneficially owned by the directors, the named executive officers, and owners of 5% or more of the outstanding company common stock, as of the close of business on March 16, 2009.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

NAME OF BENEFICIAL OWNER	SHARES OWNED(1)		STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS(2)	TOTAL BENEFICIAL OWNERSHIP(3)	PERCENT OF OUTSTANDING SHARES

Charles R. Schwab	202,604,782	(4)	3,237,382	205,842,164	17.7%

William F. Aldinger III	14,936		15,066	30,002	*

Nancy H. Bechtle	204,449		95,025	299,474	*

Walter W. Bettinger II	492,550	(5)	1,717,215	2,209,765	*

C. Preston Butcher	1,207,288	(6)	220,237	1,427,525	*

Donald G. Fisher	4,002,935	(7)	7,866	4,010,801	*

Frank C. Herringer	120,692	(8)	92,337	213,029	*

Stephen T. McLin	116,201	(9)	95,834	212,035	*

Paula A. Sneed	34,202		43,705	77,907	*

Roger O. Walther	207,760	(10)	95,176	302,936	*

Robert N. Wilson	101,398	(11)	51,765	153,163	*

Joseph R. Martinetto	68,316		248,505	316,821	*

Carrie E. Dwyer	232,295		910,813	1,143,108	*

James D. McCool	95,100	(12)	70,650	165,750	*

Rebecca Saeger	72,246		432,779	505,025	*

Directors and Executive Officers as a Group (17 Persons)(13)	209,698,236		7,697,036	217,395,272	18.6%

*	Less than 1%

COMPENSATION INFORMATION

(1)	This column includes:

•

Shares for which the named person has sole voting and investment power, has shared voting and investment power with his or her spouse, or holds in an account under The SchwabPlan Retirement Savings and Investment Plan, and

•	Restricted stock or shares subject to a vesting schedule, performance conditions, forfeiture risk and other restrictions.

This column excludes restricted stock units held by directors under the Directors Deferred Compensation Plans, which do not have voting rights. The restricted stock units are converted into shares of common stock and paid in a lump sum by the end of February in the year following a director’s termination of board service. As of March 16, 2009, there are no restricted stock units under the Directors Deferred Compensation Plans that are convertible within 60 days. Information on these restricted stock units is contained in the section under “Compensation Information – Director Compensation.”

(2)	Shares that can be acquired through stock option exercises within 60 days of March 16, 2009.

(3)	This column includes the total number of shares beneficially owned, including shares owned and the number of shares underlying stock options exercisable within 60 days of March 16, 2009.

(4)	Includes 6,965,465 shares held by Mr. Schwab’s spouse, 41,706,270 shares held by family limited partnerships, and the following shares for which Mr. Schwab disclaims beneficial ownership: 12,145,065 shares held by a nonprofit public benefit corporation established by Mr. Schwab, and 6,000 shares held in a trust for which Mr. Schwab acts as trustee.

Includes 1,412,075 shares held by investment companies and managed by a wholly-owned subsidiary of the company, which Mr. Schwab may be deemed to have shared voting and investment power and for which he disclaims beneficial ownership.

Mr. Schwab’s address is c/o The Charles Schwab Corporation, 120 Kearny Street, San Francisco, California 94108.

(5)	Includes 151,290 shares that are pledged as security, and 2,074 shares held by Mr. Bettinger’s spouse.

(6)	Includes 1,054,311 shares that are pledged as security, and 290,040 shares that are held by Mr. Butcher’s spouse.

(7)	Includes shares held by a nonprofit public benefit corporation for which Mr. Fisher has shared voting and investment power and for which he disclaims beneficial ownership.

(8)	Includes 50,625 shares held by Mr. Herringer’s spouse, and 150 shares held by his spouse as custodian.

(9)	Includes shares held by a nonprofit public benefit corporation established by Mr. McLin, for which he disclaims beneficial ownership.

(10)	Includes 28,320 shares held by Mr. Walther’s spouse.

(11)	Includes 1,300 shares held by Mr. Wilson’s spouse as custodian.

(12)	Includes shares held by a nonprofit public benefit corporation established by Mr. McCool, for which he disclaims beneficial ownership.

(13)	In addition to the officers and directors named in this table, two other executive officers are members of this group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on its records and other information, the company believes that during 2008 all filings with the SEC by its officers, directors and 10% stockholders timely complied with requirements for reporting ownership and changes in ownership of common stock under Section 16(a) of the Securities Exchange Act of 1934, except as set forth in this paragraph. Due to an administrative error, Forms 4 for Walter W. Bettinger II, Carrie E. Dwyer and Rebecca Saeger to report shares withheld to satisfy tax obligations were filed late. The reports, due November 19, 2008, were filed on November 24, 2008.

TRANSACTIONS WITH RELATED PERSONS

Charles R. Schwab, the company’s Chairman, has a daughter, Carolyn (“Carrie”) Schwab Pomerantz, who was employed as President of the Charles Schwab Foundation during 2008 (and presently). Mr. Schwab’s daughter earned approximately $457,500 in salary, bonus and benefits during 2008. She also received a grant of 1,957 shares of restricted stock and 14,405 stock options. Ms. Schwab Pomerantz has been employed by the company for 26 years.

In 2008, the company entered into a lease assignment with Gap Inc. for office space and simultaneously leased the space back to Gap through March 2009. The company agreed to pay Gap a total fee of $4,350,000 for the lease assignment, and Gap agreed to pay a total of $633,708 for the sublease. Donald G. Fisher, a director of the company, is also the founder, Chairman Emeritus and a director of Gap Inc. Mr. Fisher had no personal interest in the transaction.

Some directors, executive officers and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit, or other extensions of credit. These transactions with directors, executive officers and their affiliates are made in the ordinary course of business and to the extent permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

The company has policies and procedures regarding the review and approval of related-person transactions. Such policies and procedures are in writing and have been approved by the Audit Committee. The transactions covered by the company’s policies and procedures include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the company participates and the amount involved exceeds $120,000, and a director or executive officer of the company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ and executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law or members of their household (other than a tenant or employee) have a personal interest.

Any director or executive officer proposing a transaction covered by the company’s related party transaction policies and procedures must notify the company’s compliance department as soon as practicable after becoming aware of the transaction or proposed transaction and must provide a description of all material details and his or her interest in the transaction. The Audit Committee will consider the transaction at its next meeting. The Audit Committee may authorize or ratify the transaction only if the Audit Committee determines that the transaction is fair as to the company as of the time of authorization and in the best interests of the company. The transaction must be approved in

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

good faith by a majority of the disinterested directors on the Audit Committee.

Notice to and approval by the Audit Committee as described above is not required if the transaction involves compensation to an immediate family member of a director or executive officer, and the employment relationship has been approved in good faith by a majority of disinterested members of the Compensation

Committee. As in the case of Ms. Schwab Pomerantz, after initial employment, further approval of the Compensation Committee is not required if the immediate family member is not an executive officer and all compensation and benefits to him or her, including salary increases, bonuses, incentive awards, perquisites, benefits, severance payments, and all other forms of compensation, are made in accordance with the company’s compensation programs, policies and plans.

STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSALS

We have been notified that three stockholders intend to present proposals for consideration at the annual meeting. The stockholder proposals and supporting statements appear in italics below, and we present the proposals as they were submitted to us. We recommend that you vote against the following stockholder proposals. Our responses are contained immediately after each proposal.

FIRST STOCKHOLDER PROPOSAL

William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds, 1 Center Street, New York, New York 10007, which hold approximately 3,214,000 shares of company stock, has submitted the following proposal for consideration at the annual meeting.

Stockholder Resolution

Resolved, that the shareholders of The Charles Schwab Corporation (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder’s Statement of Support

As long-term shareholders of The Charles Schwab Corporation, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

The Charles Schwab Corporation contributed at least $38,000 in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use

STOCKHOLDER PROPOSALS

their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Board of Directors’ Recommendation Against and Statement of Opposition to the First Stockholder Proposal

In each of the past three years, stockholders defeated similar proposals regarding political contributions. With each year, the support for this proposal has declined, with the following percentage of votes on the proposal:

2006	26.7%
2007	25.3%
2008	23.7%

We believe that the declining support for this proposal is due to its inapplicability to our company. In response to the prior proposals, we noted that our policies advance the interests of the company’s stockholders and clients, and that the minimal funding contributed to organizations of the type listed in the proposal (which are generally in support of communities in which we live) was a better use of company resources than the expense of implementing the stockholder proposal.

We remain concerned that stockholder proposals of this type are designed for a political discussion rather than to enhance shareholder value.

We recommend a vote against the first stockholder proposal.

SECOND STOCKHOLDER PROPOSAL

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, which holds approximately 700 shares of company stock, has submitted the following proposal for consideration at the annual meeting.

Stockholder Resolution

RESOLVED: The shareholders of Charles Schwab Corporation (the “Company”) urge the board of directors to adopt a policy of obtaining shareholder approval for any future agreements and corporate policies that would obligate the Company to make payments, grants, or awards following the death of a senior executive in the form of salary, bonuses, accelerated vesting of awards or benefits, or the continuation of unvested equity grants, perquisites and other payments or benefits in lieu of compensation. This policy would not affect compensation that the executive earns and chooses to defer during his or her lifetime.

Stockholder’s Statement of Support

We support a compensation philosophy that motivates and retains talented executives and that ties their pay to the long-term performance of the Company. We believe that such an approach is needed to align the interests of executives with those of shareholders.

“Golden coffin” agreements, however, provide payment without performance, after an executive is dead. Companies claim that these agreements are designed to retain executives. But death defeats this argument. “If the executive is dead, you’re certainly not retaining them,” said Steven Hall, a compensation consultant.” (The Wall Street Journal, 6/10/2008)

Senior executives have ample opportunities to provide for their estate by contributing to a pension fund, purchasing life insurance, voluntarily deferring compensation, or through other estate planning strategies. Often, these services are provided by or subsidized by the company. We

STOCKHOLDER PROPOSALS

see no reason to saddle shareholders with payments made without receiving any services in return. Peter Gleason, chief financial officer of the National Association of Corporate Directors, calls “golden coffin” arrangements a “bad idea.” (Financial Week, 6/10/2008)

The problem is well illustrated at our Company. In its 2008 proxy, the Company estimated that if it had been required to make a payment at the end of 2007 upon the death of Chairman and CEO Charles Schwab, the cost would have been $64.5 million, representing many multiples of Mr. Schwab’s 2007 compensation of $6.5 million. Most of the “golden coffin” payment, $55.8 million, is from a licensing agreement for 15 years after Mr. Schwab’s death.

Consequently, we request that the Company adopt a policy of providing shareholders with a vote on agreements that would provide payments or awards after a senior executive’s death and are unrelated to services rendered to the Company. We believe that such a shareholder approval requirement may induce restraint when parties negotiate such agreements.

Prior shareholder approval may not always be practical to obtain, and this proposal provides the flexibility to seek approval or ratification after the material terms are agreed upon.

We urge shareholders to vote FOR this proposal.

Board of Directors’ Recommendation Against and Statement of Opposition to the Second Stockholder Proposal

The implication that Mr. Schwab’s employment agreement was not approved by stockholders is false: the agreement has been approved by stockholders, most recently in 2003.

The potential payments to Mr. Schwab’s estate contained in Mr. Schwab’s license agreement are in exchange for the company’s use of the name Charles Schwab. The implication that payments to Mr. Schwab’s estate under the license agreement are made “without receiving any services in return” is misleading: the license agreement is not a compensatory arrangement for current employment, but a negotiated agreement that permits the company to use Mr. Schwab’s name, including after his death. Failure to secure the right to use its valuable and recognized brand name, in which the company has a long-established and substantial investment, could seriously harm the company’s business.

Other than the license agreement, the proponents point to no other agreement that they believe contains a “golden coffin” payment. The company has policies to provide certain death benefits to all of its employees, including senior executives. Those policies include employee life insurance and benefits for accidental death in the workplace as required by state law. The company contracts for insurance to pay claims for death benefits including accidental death in the workplace. Since this proposal would not allow the company to enter into any future policies or agreements without stockholder approval, it would limit the company’s ability to offer death-related benefits to its employees, comply with state laws, and negotiate insurance policies to pay claims.

We believe this proposal reflects a serious misunderstanding of the company, its brand, and its business, and it could undermine the company’s ability to offer death benefits to all of its employees.

We recommend a vote against the second stockholder proposal.

STOCKHOLDER PROPOSALS

THIRD STOCKHOLDER PROPOSAL

The AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, which holds approximately 6,700 shares of company stock, has submitted the following proposal for consideration at the annual meeting.

Stockholder Resolution

RESOLVED that stockholders of The Charles Schwab Corporation (“Schwab”) urge the Compensation Committee (the “Committee”) to make the following changes to the Corporate Executive Bonus Plan (“CEBP”) as applied to senior executives, in order to promote a more long-term perspective:

1.	An award to a senior executive under the CEBP (a “Bonus”) that is based on financial measurements (each, a “Financial Metric”) whose performance measurement period (“PMP”) is one year or shorter shall not be paid in full for a period of three years (the “Deferral Period”) following the end of the PMP;

2.	The Committee shall develop a methodology for (a) determining what proportion of a Bonus should be paid immediately, (b) adjusting the remainder of the Bonus over the Deferral Period to reflect performance on the Financial Metric(s) during the Deferral Period and (c) paying out the reminder of the Bonus, adjusted if required, during and at the end of the Deferral Period; and

3.	The adjustment(s) described in 2(b) should not require achievement of new performance goals but should focus on the quality and sustainability of the performance on the Financial Metric(s) during the Deferral Period.

The policy should be implemented so as not to violate any existing contractual obligation of Schwab or the terms of any compensation or benefit plan currently in effect.

Stockholder’s Statement of Support

As long-term stockholders, we support compensation policies that promote the creation of sustainable value. We are concerned that short-term incentive plans, if not designed with effective safeguards, can encourage senior executives to manage for the short term and take on excessive risk. The current financial crisis provides a stark example of what can happen when executives are rewarded for short-term financial performance without any effort to ensure that the performance is sustainable.

The target awards for the named executive officers as a percentage of base salary under the CEBP range from 100 to 400 percent. For 2007, the Committee approved performance criteria of revenue growth and pre-tax profit margin for fiscal 2007, which resulted in awards of 117% of the target awards.

Accordingly, this proposal urges that the CEBP be changed to encourage a longer-term orientation on the part of senior executives. Specifically, the proposal asks that the Committee develop a system for holding back some portion of each bonus based on short-term financial metrics for a period of three years and adjusting the unpaid portion to account for performance during that three-year period. The proposal gives the Committee discretion to set the precise terms and mechanics of this process.

In November 2008, UBS AG announced that it would adopt a variable compensation system similar to the one suggested in this proposal. UBS explained that the new program “should bring about a cultural shift in the company. Those who are rewarded will be those who deliver good results over several years without assuming unnecessarily high risk.” (Press release dated Nov, 17, 2008)

We urge stockholders to vote FOR this proposal.

STOCKHOLDER PROPOSALS

Board of Directors’ Recommendation Against and Statement of Opposition to the Third Stockholder Proposal

This proposal effectively would eliminate our annual cash incentive plan. The Corporate Executive Bonus Plan is designed to compensate executives if certain performance goals are met for a particular year. It complements our long-term incentive plan, the 2004 Stock Incentive Plan, to provide an appropriate mix of cash and equity to reward executives for consistently achieving strong operating performance in current and future years. We believe that the effectiveness of these plans would be compromised if payments under the plan were withheld after annual performance objectives were met. We also believe that it would be difficult to attract, motivate and retain key executives if we were not able to provide annual cash incentives at the conclusion of an annual performance period.

In addition, awards under the CEBP are designed to comply with the performance-based exemption for deductions on compensation in excess of $1 million under Section 162(m) of the Internal Revenue Code. We believe that it would be difficult to design an annual plan that complies with the exemption in Section 162(m) but also delays payment until certain additional performance targets are achieved in the future (after the original performance period has ended and the annual performance targets have been met and certified by the Compensation Committee). To the extent we could no longer offer an annual cash incentive plan that complies with the performance-based exemption in Section 162(m), the resulting loss of deductions by implementing this proposal would be costly to the company and its stockholders.

We recommend a vote against the third stockholder proposal.

INFORMATION ABOUT VOTING PROCEDURES

How is my vote counted?

You may vote either “for” or “against” or “abstain” from voting on each director nominee and on the three stockholder proposals. If you abstain from voting on any director nominee, the abstention will not count as a vote cast on the proposal to elect that director. If you abstain from voting on any of the stockholder proposals, it will have the same effect as a vote “against” that proposal.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and according to the best judgment of Charles R. Schwab, Walter W. Bettinger II and Carrie E. Dwyer if a proposal comes up for a vote at the meeting that is not on the proxy.

If you do not indicate a specific choice on the proxy you submit for one or more proposals, your shares will be voted (with respect to the proposal or proposals on which you do not vote):

•	for the three named nominees for directors,

•	against each of the three stockholder proposals, and

•	according to the best judgment of Mr. Schwab, Mr. Bettinger and Ms. Dwyer if a proposal comes up for a vote at the meeting that is not on the proxy.

How will my shares be voted if other business is presented at the annual meeting?

We know of no business other than the proposals contained in the proxy statement to be considered at the meeting. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then Mr. Schwab, Mr. Bettinger and Ms. Dwyer will vote your shares on those matters according to their best judgment.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting,

•	voting by telephone or on the Internet before 12:00 p.m., Central Time, on May 13, 2009, or

•	voting at the meeting.

How many votes must the director nominees receive to be elected as directors?

A director must receive more “for” than “against” votes to be elected as a director. If a director does not receive more “for” than “against” votes, the director may be eligible under Delaware law to continue to serve a “holdover” term until the next annual meeting of stockholders. However, in the event that a director does not receive more “for” than “against” votes, our corporate governance guidelines provide that the Nominating and Corporate Governance Committee shall meet within 90 days after the final certification of the vote and evaluate the director’s continued service for a holdover term. Under the guidelines, the Nominating and Corporate Governance Committee should consider the following:

•	the reasons for the director’s failure to receive an affirmative majority of votes,

•	the director’s qualifications and skills and contributions to the board and board committees,

•	the effect on board composition without the director’s continued service during the holdover term on the board or board committees,

•	whether there are qualified candidates to fill a vacancy if the affected director immediately resigned from the board or board committees, and

•	the guidelines for considering director candidates established by the Nominating and Corporate Governance Committee.

In making its evaluation, the Nominating and Corporate Governance Committee may determine that:

•	the director should continue to serve a holdover term on the board,

INFORMATION ABOUT VOTING PROCEDURES

•	the director should continue service on the board for a predetermined period (but less than a full holdover term),

•	the director should continue service on the board for a holdover term or predetermined period but resign from one or more board committees, or

•	the director should immediately resign from the board.

If the Nominating and Corporate Governance Committee determines that the affected director should resign from the board or one or more board committees, the director will be expected to submit his or her resignation immediately upon such determination. The Nominating and Corporate Governance Committee’s determination, including the reasons for such determination, will be publicly disclosed on a Form 8-K filed with the Securities and Exchange Commission.

What happens if a director nominee is unable to stand for election?

The board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, Mr. Schwab, Mr. Bettinger and Ms. Dwyer can vote your shares for a substitute nominee. They cannot vote for more than three nominees.

How many votes are needed for the three stockholder proposals?

The stockholder proposals will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

What is a “broker non-vote”?

A broker non-vote occurs when a brokerage firm holding shares in street name for a beneficial owner does not vote on a proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power with respect to the proposal.

What is the effect of not providing voting instructions if my shares are held in street name?

Brokerage firms have authority to vote clients’ unvoted shares on some “routine” matters. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal. For proposals that require a majority of votes voting on the proposal to be approved (such as the stockholder proposals), a broker non-vote will not be counted for purposes of determining whether the proposal has been approved.

The company’s proposal to elect directors is considered a routine matter, but the stockholder proposals are not.

As a brokerage firm, Charles Schwab & Co., Inc. may vote its clients’ unvoted shares on routine matters. However, as the company’s subsidiary, when it is voting on company proposals, it can vote unvoted company shares held in brokerage accounts only in the same proportion as all other stockholders vote.

If you have a stockbroker or investment advisor, they may be able to vote your shares depending on the terms of the agreement you have with them.

What is the effect of not submitting my proxy if my shares are held in a retirement plan?

A purchasing agent under a retirement plan may be able to vote a participant’s unvoted shares. For example, if you are a participant in The SchwabPlan Retirement Savings and Investment Plan, the plan’s purchasing agent, under certain circumstances, can vote your shares. Specifically, the purchasing agent will vote shares you

INFORMATION ABOUT VOTING PROCEDURES

hold under the Employee Stock Ownership Plan (ESOP) component of The SchwabPlan Retirement Savings and Investment Plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares held under the ESOP component of the overall plan in the same proportion as all other plan participants vote their shares held under the ESOP component of the overall plan.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and submit all proxies to ensure that all your shares are voted.

Unless you need multiple accounts for specific purposes, it may be less confusing if you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential by our transfer agent and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find voting results of the meeting?

We will announce preliminary voting results at the annual meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2009. You may access a copy electronically on our website at www.aboutschwab.com/investor by clicking on “Financials & SEC Filings” or through the SEC’s electronic data system at www.sec.gov. You may also obtain a copy by contacting our Investor Relations Hotline at (415) 636-2787.

Voting results are tabulated and certified by our transfer agent, Wells Fargo Bank, N.A.

INFORMATION ABOUT THE PROXY STATEMENT AND PROPOSALS

Who pays the cost for proxy solicitation?

The company is paying for distributing and soliciting proxies. As a part of this process, the company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders.

Employees of the company or its subsidiaries may solicit proxies through mail, telephone, the Internet or other means. Employees do not receive additional compensation for soliciting proxies.

How do I submit a stockholder proposal for next year’s annual meeting?

If you want us to consider including a proposal in our proxy statement next year, you must deliver it to the Corporate Secretary at the company’s principal executive office no later than November 30, 2009. The company’s bylaws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The bylaws are available on our website at www.aboutschwab.com/governance. In addition, you may obtain a copy of our bylaws by contacting the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

For next year’s annual meeting of stockholders, the persons appointed by proxy to vote stockholders’ shares will vote those shares according to their best judgment on any stockholder proposal the company receives after March 15, 2010.

What is “householding”?

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their affirmative or implied consent and certain other conditions are met.

Some households with multiple stockholders already may have provided the company with their affirmative consent or given a general consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of the company’s proxy materials. You may call the Assistant Corporate Secretary at (415) 636-3087 or send your request to the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact the Assistant Corporate Secretary.

INFORMATION ABOUT THE ANNUAL MEETING

How do I register for the annual meeting?

You must register in advance if you plan to attend the annual meeting. In accordance with our security procedures, you will be asked to present a picture identification to enter the meeting. Attendance at the annual meeting is limited to stockholders or one named representative of a stockholder. Seating is limited and, therefore, admission to the annual meeting is on a first-come, first-served basis.

To register, you may:

•	go to www.schwabevents.com,

•	write the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement,

- or -

•	call the Assistant Corporate Secretary at (415) 636-3087.

You will be asked to provide your name, complete mailing address, and proof that you own Schwab shares (such as the number of the Schwab account in which you hold the shares, or a photocopy of a current brokerage or other account statement). If you will be naming a representative to attend the meeting on your behalf, the name, address and telephone number of that individual must also be provided.

How do I access the webcast of the annual meeting?

For information on how to access the real-time webcast of the annual meeting, go to www.schwabevents.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 14, 2009:

The proxy statement and annual report to security holders are available in the “Investor Relations” section of our web site at www.aboutschwab.com.

By Order of the Board of Directors,

CARRIE E. DWYER

EXECUTIVE VICE PRESIDENT,

GENERAL COUNSEL AND

CORPORATE SECRETARY

MARCH 30, 2009

SAN FRANCISCO, CALIFORNIA

THE CHARLES SCHWAB CORPORATION

101 Montgomery Street

San Francisco, California 94104

(415) 636-7000

www.schwab.com

LGL-13902-10 (3/09)

THE CHARLES SCHWAB CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 14, 2009

2:00 p.m. (Pacific Time)

211 Main Street

San Francisco, California

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on May 14, 2009:

The proxy statement and annual report to security holders are available in the “Investor Relations” section of our web site at www.aboutschwab.com.

The Annual Meeting of Stockholders will be broadcast over the Internet. For information about the real-time webcast, visit www.schwabevents.com.

THE CHARLES SCHWAB CORPORATION
101 Montgomery Street San Francisco, CA 94104	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 14, 2009.

The shares of stock you hold in your account, as well as any shares you hold under The Charles Schwab Corporation Dividend Reinvestment Plan, Employee Stock Purchase Plan and/or The SchwabPlan Retirement Savings and Investment Plan will be voted as you specify on the reverse side.

If you sign and return your proxy card and no choice is specified, your shares will be voted “FOR” Proposal 1 and “AGAINST” Proposals 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Charles R. Schwab, Walter W. Bettinger II and/or Carrie E. Dwyer with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.
INTERNET – www.eproxy.com/schw
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 13, 2009.
PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 13, 2009.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1(a) through 1(c) and AGAINST Items 2, 3 and 4.
Election of directors:		FOR	AGAINST	ABSTAIN

1(a).	Nancy H. Bechtle	☐	☐	☐

1(b).	Walter W. Bettinger II	☐	☐	☐

1(c).	C. Preston Butcher	☐	☐	☐

2.	Stockholder proposal regarding political contributions				☐ For		☐ Against	☐ Abstain

3.	Stockholder proposal regarding death benefits				☐ For		☐ Against	☐ Abstain

4.	Stockholder proposal regarding Corporate Executive Bonus Plan				☐ For		☐ Against	☐ Abstain

WHEN THIS PROXY IS PROPERLY EXECUTED YOUR SHARES WILL BE VOTED: (1) AS DIRECTED; (2) IF NO DIRECTION IS GIVEN, FOR PROPOSALS 1(A) THROUGH 1(C) AND AGAINST PROPOSALS 2, 3 AND 4; AND (3) ACCORDING TO THE BEST JUDGMENT OF CHARLES R. SCHWAB, WALTER W. BETTINGER II AND/OR CARRIE E. DWYER IF ANY OTHER MATTER COMES BEFORE THE ANNUAL MEETING FOR A VOTE.

Address Change? Mark Box ☐ Indicate changes below:						Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.